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                            STOCK PURCHASE AGREEMENT


                                  BY AND AMONG


                         BUSSE BROADCASTING CORPORATION,

                  SOUTH STREET CORPORATE RECOVERY FUND I, L.P.,

                      GREYCLIFF LEVERAGED FUND 1993, L.P.,

              SOUTH STREET LEVERAGED CORPORATE RECOVERY FUND, L.P.,

          SOUTH STREET CORPORATE RECOVERY FUND I (INTERNATIONAL), L.P.

                                       AND

                        GRAY COMMUNICATIONS SYSTEMS, INC.



                          DATED AS OF FEBRUARY 13, 1998

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                                    CONTENTS

Background...................................................................  1
Agreement....................................................................  1

                           ARTICLE I SALE OF NEW STOCK

1.01  Purchase of Shares by Purchaser........................................  1
1.02  Purchase Price for the Stock...........................................  2
1.03  Letter of Credit.......................................................  2
1.04  Effectiveness of Closing; Deliveries.................................... 2

                  ARTICLE II REPRESENTATIONS AND WARRANTIES BY
                        THE STOCKHOLDERS AND THE COMPANY

2.01  Title to Stock; Other Rights............................................ 3
2.02  Capacity and Validity................................................... 3
2.03  Organization............................................................ 3
2.04  Capitalization.......................................................... 4
2.05  No Conflict............................................................. 4
2.06  Subsidiaries............................................................ 5
2.07  Financial Statements.................................................... 5
2.08  Absence of Undisclosed Liability........................................ 5
2.09  Absence of Changes...................................................... 5
2.10  Tax Matters............................................................. 6
2.11  Title to Assets; Encumbrances; Condition................................ 7
2.12  Real Property........................................................... 8
2.13  Personal Property....................................................... 9
2.14  Intellectual Property................................................... 9
2.15  Computer Software and Databases.........................................10
2.16  Accounts Receivable.....................................................10
2.17  Insurance...............................................................10
2.18  Bonds, Letters of Credit and Guarantees.................................11
2.19  Compliance with Law.....................................................11
2.20  Environmental...........................................................12
2.21  Litigation and Claims...................................................14
2.22  Benefit Plans...........................................................15
2.23  Contracts...............................................................17
2.24  Suppliers and Customers.................................................19
2.25  Labor Matters...........................................................19
2.26  Brokers and Finders.....................................................20
2.27  Interested Transactions.................................................20
2.28  Officers, Directors and Bank Accounts...................................20
2.29  Reports and Financial Statements........................................21
2.30  Statements True and Correct.............................................21

             ARTICLE III REPRESENTATIONS AND WARRANTIES OF PURCHASER

3.01  Organization............................................................21
3.02  Capacity and Validity...................................................21
3.03  No Conflict.............................................................22
3.04  Brokers and Finders.....................................................22
3.05  Investment Representation...............................................22

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3.06  Qualification of Purchaser..............................................22
3.07  Financing...............................................................22
3.08  Statements True and Correct.............................................22

                 ARTICLE IV COVENANTS AND ADDITIONAL AGREEMENTS
                 OF THE COMPANY, THE STOCKHOLDERS AND PURCHASER

4.01  Conduct of Business.....................................................22
4.02  Right of Inspection; Access.............................................23
4.03  Other Offers and Exclusive Dealing......................................24
4.04  Confidentiality.........................................................24
4.05  Consents and Approvals..................................................25
4.06  Supplying of Financial Statements.......................................25
4.07  Qualification and Corporate Existence...................................25
4.08  Public Announcements....................................................25
4.09  Closing Conditions......................................................25
4.10  Supplements to Schedules................................................25
4.11  Certain Tax Matters.....................................................26
4.12  Expenses................................................................27
4.13  Further Assurances......................................................27
4.14  Delivery of Books and Records...........................................27
4.15  FCC Matters.............................................................28
4.16  Cooperation To Effect Station Exchange..................................28
4.17  Name Change.............................................................28
4.18  Severance and Incentive Payments........................................28
4.19  HSR Filings.............................................................28
4.20  Further Actions.........................................................29

             ARTICLE V NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES

          ARTICLE VII CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

6.01  Representations True and Covenants Performed at Closing.................29
6.02  Incumbency Certificate..................................................29
6.03  Certified Copies of Resolutions.........................................29
6.04  Opinions of Counsel.....................................................30
6.05  No Material Adverse Change..............................................30
6.06  No Injunction, Etc......................................................30
6.07  Resignations............................................................30
6.08  Approval of Legal Matters...............................................30
6.09  FCC Approvals...........................................................30
6.10  Hart-Scott Approval.....................................................30
6.11  Environmental Report....................................................30
6.12  Sales and Use Taxes.....................................................31
6.13  Title Documents.........................................................31

               ARTICLE VII CONDITIONS PRECEDENT TO OBLIGATIONS OF
                          THE COMPANY AND STOCKHOLDERS

7.01  Representations True and Covenants Performed at Closing.................32
7.02  Incumbency Certificate..................................................32
7.03  Certified Copies of Resolutions.........................................32
7.04  No Injunction, Etc......................................................32

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7.05  Hart-Scott Act Approval.................................................32
7.06  Approval of Legal Matters...............................................33
7.07  FCC Approvals...........................................................33
7.08  Opinions of Counsel.....................................................33

                            ARTICLE VIII TERMINATION

8.01  Cause for Termination...................................................33
8.02  Notice of Termination...................................................33
8.03  Effect of Termination...................................................33
8.04  Risk of Loss............................................................34

                             ARTICLE IX DEFINITIONS

Accounts Receivable...........................................................34
Affiliate.....................................................................34
Agreement.....................................................................35
Balance Sheet.................................................................35
Balance Sheet Date............................................................35
Board of Directors............................................................35
Business......................................................................35
Business Day..................................................................35
Certificate of Incorporation..................................................35
Closing.......................................................................35
Closing Date..................................................................35
Code..........................................................................35
Commitments...................................................................35
Common Stock..................................................................35
Computer Software.............................................................35
Contract......................................................................36
Databases.....................................................................36
Default.......................................................................36
Employee Benefit Plan.........................................................36
Environmental Laws............................................................36
Environmental Litigation......................................................37
Environmental Matter..........................................................37
Environmental Report..........................................................37
ERISA.........................................................................37
ERISA Plan....................................................................37
FCC...........................................................................37
Financial Statements..........................................................37
GAAP..........................................................................37
Governmental Authority........................................................37
Hart-Scott Act................................................................37
Hazardous Substance...........................................................38
Improvements..................................................................38
Intellectual Property.........................................................38
Inventory.....................................................................38
IRS...........................................................................38
Knowledge.....................................................................38
Law...........................................................................38
Leased Personal Property......................................................38

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Leased Real Property..........................................................38
Liability.....................................................................38
License.......................................................................38
Lien..........................................................................39
Litigation....................................................................39
Loss..........................................................................39
Material or Materially........................................................39
Material Adverse Change or Material Adverse Effect............................39
Option Property...............................................................40
Order.........................................................................40
Other Agreements..............................................................40
Owned Real Property...........................................................40
Permitted Liens...............................................................40
Person........................................................................40
Personal Property.............................................................40
Preferred Stock...............................................................40
PUC Laws......................................................................40
Purchase Price................................................................40
Real Property.................................................................40
Registration Rights Agreement.................................................41
Related Person................................................................41
Stock.........................................................................41
Subsidiary....................................................................41
Tax or Taxes..................................................................41
Tax Returns...................................................................41
Third Party or Third Parties..................................................41
Undisclosed Liabilities.......................................................41

                             ARTICLE X MISCELLANEOUS

10.01  Notices................................................................41
10.02  Entire Agreement.......................................................43
10.03  Modifications, Amendments and Waivers..................................43
10.04  Successors and Assigns.................................................43
10.05  Table of Contents; Captions; References................................43
10.06  Governing Law..........................................................44
10.07  Pronouns...............................................................44
10.08  Severability...........................................................44
10.09  Remedies Not Exclusive.................................................44
10.10  Counterparts...........................................................44
10.11  Interpretations........................................................44
10.12  Exclusive Remedy.......................................................44

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                             EXHIBITS AND SCHEDULES

Exhibit 1.02             --    Purchase Price Allocation Among Stockholders
Exhibit 2.01             --    Stockholders' Ownership
Exhibit 6.04(i)          --    Form of Opinion of Cadwalader, Wickersham & Taft
Exhibit 6.04(ii)         --    Form of Opinion of Pepper & Corazzini L.L.P.
Exhibit IX               --    Key Employees of the Company and the Subsidiaries
Exhibit X                --    Option Property

Schedule 1.02            --    Payment of the Purchase Price
Schedule 2.03            --    Organization, Standing & Foreign Qualification
Schedule 2.05            --    Conflicts
Schedule 2.06            --    Subsidiaries
Schedule 2.07            --    Financial Statements
Schedule 2.08            --    Absence of Undisclosed Liability
Schedule 2.09            --    Absence of Changes
Schedule 2.10            --    Tax Matters
Schedule 2.11            --    Title to Assets; Encumbrances
Schedule 2.12            --    Real Property
Schedule 2.13            --    Personal Property
Schedule 2.14            --    Intellectual Property
Schedule 2.15            --    Computer Software and Databases
Schedule 2.17            --    Insurance
Schedule 2.18            --    Bonds, Letters of Credit and Guarantees
Schedule 2.19            --    Compliance With Law
Schedule 2.20            --    Environmental
Schedule 2.21            --    Litigation and Claims
Schedule 2.22            --    Benefit Plans
Schedule 2.23(a)(i)      --    Real Property Contracts
Schedule 2.23(a)(ii)     --    Personal Property Contracts
Schedule 2.23(a)(iii)    --    Purchase Orders--Non-Capital Assets
Schedule 2.23(a)(iv)     --    Purchase Orders--Capital Assets
Schedule 2.23(a)(v)      --    Sales Contracts
Schedule 2.23(a)(vi)     --    Employment; Other Affiliate Contracts
Schedule 2.23(a)(vii)    --    Sales Representatives Contracts
Schedule 2.23(a)(viii)   --    Powers of Attorney
Schedule 2.23(a)(ix)     --    Programming and Network Affiliation Agreements
Schedule 2.23(a)(x)      --    Barter & Trade Agreements
Schedule 2.23(a)(xi)     --    Any Other Contracts
Schedule 2.24            --    Suppliers and Customers
Schedule 2.25            --    Labor Matters
Schedule 2.26            --    Brokers and Finders
Schedule 2.27            --    Interested Transactions
Schedule 2.28            --    Officers, Directors and Bank Accounts
Schedule 3.03            --    Purchaser -- Conflicts
Schedule 3.04            --    Purchaser -- Brokers and Finders

                                      -v-
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                            STOCK PURCHASE AGREEMENT

                THIS STOCK PURCHASE AGREEMENT (this "Agreement") dated as of the 13th day of February, 1998, is made and entered into by and among BUSSE BROADCASTING CORPORATION, a Delaware corporation (the "Company"), SOUTH STREET CORPORATE RECOVERY FUND I, L.P., GREYCLIFF LEVERAGED FUND 1993, L.P., and SOUTH STREET LEVERAGED CORPORATE RECOVERY FUND, L.P., all of which are Delaware limited partnerships, and SOUTH STREET CORPORATE RECOVERY FUND I (INTERNATIONAL), L.P., a Cayman Islands exempted limited partnership (individually, a "Stockholder" and collectively, the "Stockholders"), and GRAY COMMUNICATIONS SYSTEMS, INC., a Georgia corporation ("Purchaser").

                                   BACKGROUND

                  The Stockholders collectively own, beneficially and of record, 107,700 shares of the Common Stock of the Company, representing 100% of the outstanding shares of the Common Stock and 65,524.41 shares of the Preferred Stock of the Company, representing 100% of the outstanding shares of the Preferred Stock.

                  The Company is the parent corporation of WEAU License, Inc. ("WEAU") and of KOLN/KGIN, Inc. ("KOLN/KGIN"). KOLN/KGIN is the parent corporation of KOLN/KGIN License, Inc. ("KOLN/KGIN License" and together with KOLN/KGIN and WEAU, sometimes collectively referred to herein as the "Subsidiaries" or individually as a "Subsidiary"). The Company, directly or indirectly, owns and operates three network-affiliated very high frequency television stations, KOLN-TV, serving Lincoln, Nebraska, KGIN-TV, serving Grand Island, Nebraska and WEAU-TV, serving Eau Claire and LaCrosse, Wisconsin (collectively, the "Stations" and individually, a "Station").

                Certain terms used in this Agreement are defined in Article IX hereof.


                                    AGREEMENT

                In consideration of the foregoing, the mutual agreements, covenants, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereinafter set forth, the parties hereto agree as follows:


                                    ARTICLE I
                                  SALE OF STOCK

                  1.01 Purchase of Stock by Purchaser. At the Closing, and subject to the terms and conditions of this Agreement, the Stockholders shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and accept from the Stockholders, all of the issued and outstanding Common Stock and all of the issued and outstanding Preferred Stock, in each case free and clear of any and all Liens other than those created hereunder or by Purchaser.

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                  1.02 Purchase Price for the Stock. The total purchase price for the Stock shall be equal to (i) One Hundred Twelve Million Dollars ($112,000,000) less (ii) an amount equal to the balance, as of the Closing Date, of (x) the aggregate accreted value of the Company's 11-5/8% Senior Secured Notes due 2000 (issued under that certain Indenture, dated as of October 26, 1995, by and among the Company, certain guarantors and Shawmut Bank Connecticut, National Association) and (y) the outstanding aggregate principal balance of indebtedness for borrowed money (excluding any intercompany indebtedness) that is evidenced by a note, bond, debenture or similar instrument of Busse or its subsidiaries, taken as whole, less (iii) accrued interest on the indebtedness referred to in the foregoing clause (ii), plus (iv) an amount equal to the sum, as of the Closing Date, of all cash, cash equivalents, marketable securities, bank accounts, certificates of deposit and short term investments (other than Accounts Receivable) of the Company and the Subsidiaries, less (v) an amount equal to the net book value (calculated in accordance with GAAP) of the Option Property at the end of the month prior to the transfer of such Option Property by the Company, less (vi) an amount equal to the aggregate unpaid obligations, if any, of the Company to any Person (including without limitation any current or former employee, officer, director, consultant, agent, advisor or representative of the Company) with respect to or on account of any severance agreement, severance plan, severance policy, incentive compensation, bonus arrangement, employment agreement, severance benefit agreement, compensation plan, consulting agreement or personal service contract (including without limitation the Company's Long Term Incentive Plan, the Company's Incentive Fee Plan, the Amended and Restated Employment Agreement with Lawrence A. Busse and the Amended and Restated Employment Agreement with James C. Ryan) other than any such obligation that relates solely to a termination of employment by the Company after the Closing (or any such termination done at the request of Purchaser prior to the Closing) of any employee of, or any consultant or independent contractor to, the Company other than Lawrence A. Busse or James C. Ryan. Each of the foregoing components of the Purchase Price shall be calculated by the Company in a manner reasonably satisfactory to Purchaser and (a) according to GAAP, (b) in a manner consistent with the Company's publicly available financial statements and (c) as of the close of business on the Business Day immediately preceding the Closing Date. At the Closing, Purchaser shall pay the Purchase Price to the Stockholders, against delivery to Purchaser of a certificate or certificates, registered in its name or the name of its designees, representing the Stock. At the Closing, the Purchase Price shall be paid in cash by wire transfers of immediately available funds, or in such other form and manner as may be mutually satisfactory, to an account designated in writing by each of the Stockholders at least three (3) days prior to the Closing. The amount of the Purchase Price due to each Stockholder shall be in the respective percentages set forth on Exhibit 1.02 and all payments shall be in such percentages. Exhibit 1.02 shall be prepared by the Stockholders and delivered to Purchaser no later than sixty (60) days after the date hereof.

                  1.03 Letter of Credit. Simultaneously with the execution of this Agreement, Purchaser shall deposit with SSP, Inc., on behalf of and for the benefit of the Stockholders, a standby letter of credit in the amount of Five Million Eight Hundred Fifty Thousand Dollars ($5,850,000) (the "LC") to be applied as provided herein. In the event of a termination of this Agreement, the LC will be paid to the Stockholders or Purchaser as provided in Section 8.03 below. At the Closing, the LC shall be returned to Purchaser.

                  1.04 Closing; Effectiveness of Closing; Deliveries. The Closing shall occur at 10:00 a.m. local time on the Closing Date at the offices of Cadwalader, Wickersham & Taft in New York, New York or at such other time and place as the parties may agree. The Closing shall be effective as of the close of business on the Closing Date. All deliveries, payments and other transactions and documents relating to the Closing (i) shall be interdependent and none shall be effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived satisfaction or performance thereof as a condition precedent to Closing), and (ii) shall be deemed to be consummated in



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the order set forth in this Agreement and, to the extent the order is not specified, shall be deemed to be consummated simultaneously.


                                   ARTICLE II
       REPRESENTATIONS AND WARRANTIES BY THE STOCKHOLDERS AND THE COMPANY

                Each of the Stockholders and the Company, jointly and severally, hereby represent and warrant to Purchaser as follows:

                  2.01 Title to Stock; Other Rights. Each of the Stockholders is the owner of all right, title and interest (legal and beneficial) in and to that number of shares of Common Stock and shares of Preferred Stock set forth next to its name on Exhibit 2.01, free and clear of all Liens. Collectively, the Stockholders own all right, title and interest (legal and beneficial) in and to all of the issued and outstanding shares of the Stock. Except as specifically contemplated by this Agreement, no Person has any Contract or option or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or option for the purchase from the Stockholders of any shares of Common Stock or Preferred Stock or for the purchase, subscription or issuance of any securities of the Company.

                  2.02 Capacity and Validity. Each of the Stockholders has the full power and authority necessary to enter into and perform its obligations under this Agreement and the Other Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The Company has the full corporate power, capacity and authority necessary to enter into and perform its obligations under this Agreement and the Other Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Other Agreements have been approved by all necessary action of (i) the Board of Directors and stockholders of the Company and (ii) the partners of each of the Stockholders, including the Board of Directors of each corporate partner. This Agreement has been, and the Other Agreements to which the Company or any of the Stockholders are parties will be when executed and delivered, duly executed and delivered by duly authorized officers of the Company and duly authorized partners or agents of each Stockholder, including duly authorized officers of corporate partners, and the Agreement and each of the Other Agreements constitutes, or will constitute when executed and delivered, the legal, valid and binding obligation of the Company and each of the Stockholders, as the case may be, enforceable against the Company and each of the Stockholders, as the case may be, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally or general equitable principles (regardless of whether considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

                  2.03 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its assets and to carry on its Business as presently conducted. Each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its respective assets and to carry on its respective business as presently conducted. Each of the Stockholders is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to own, operate and lease its respective assets and to conduct its respective business as presently conducted. The Company and each of the Subsidiaries are duly qualified or licensed to transact business as a foreign corporation in good standing in the jurisdictions listed in Schedule 2.03, and the character of their respective assets or the nature of their respective businesses do not require such qualification or licensing in any other jurisdiction except where the failure to so qualify or be so licensed would not have a Material Adverse Effect on the Company or any such Subsidiary, as the case may be. Complete and correct copies of the Certificate of Incorporation of the Company and each of the Subsidiaries, and all amendments thereto (certified by the Secretary of State of the State of Delaware) and complete and correct copies of the By-Laws of the Company and each of the Subsidiaries, and all amendments thereto, previously have been delivered to Purchaser. Except as may be set forth in Schedule 2.03, copies of all records of the proceedings of incorporators, stockholders and directors of each of the Company and each of the Subsidiaries, which are set forth in the Company's and each of the Subsidiaries' respective minute books (collectively, the "Minute Books"), are correct and complete in all Material respects and accurately reflect in all Material respects all proceedings of each of the Company's and each of the Subsidiaries' respective incorporators, stockholders and Board of Directors and all committees thereof. Except as may be set forth in Schedule 2.03, the stock record books of each of the Company and each of the Subsidiaries (collectively, the "Stock Record Books") are correct and complete and accurately reflect the stock ownership of their respective stockholders. The Minute Books and the Stock Record Books have been made available to Purchaser for review.

                  2.04 Capitalization. The authorized capital stock of the Company consists of 2,154,000 shares of Common Stock, of which 107,700 are issued and outstanding, and 65,524.41 shares of Preferred Stock, all of which are issued and outstanding. All of such Stock is duly and validly issued and outstanding, is fully paid and nonassessable and was issued pursuant to a valid exemption from registration under the Securities Act of 1933, as amended, and all applicable state securities laws. Except for shares of Common Stock issuable upon conversion of the Preferred Stock, no Stock is reserved for issuance. Except as contemplated by the conversion rights applicable to the Preferred Stock, the Company has no obligation to issue any additional Stock or securities convertible or exchangeable for Stock, or options or warrants for the purchase of (a) any Stock or (b) any securities convertible into or exchangeable for any Stock. Excepted as contemplated by the Registration Rights Agreement, there are no outstanding rights to either demand registration of any Stock under the Securities Act of 1933, as amended, or to sell any Stock in connection with such a registration of Stock.

                  2.05 No Conflict. Except as disclosed on Schedule 2.05 and assuming compliance with the Hart-Scott Act and the receipt of all necessary FCC approvals, neither the execution, delivery and performance of this Agreement or the Other Agreements to which it is a party by either the Company or any of the Stockholders nor the consummation by the Company or any of the Stockholders of the transactions contemplated hereby or thereby will (i) conflict with or result in a violation, contravention or breach of any of the terms, conditions or provisions of the Certificate of Incorporation, as amended, or the By-Laws, as amended, of the Company or any of the Subsidiaries, (ii) conflict with or result in a violation, contravention or breach of any of the terms, conditions or provisions of the partnership agreement, certificate of limited partnership or other governing document or agreement of any of the Stockholders, (iii) result in a Default under, or require the consent or approval of any party to, any Contract or License of the Company or any of the Subsidiaries required to be set forth on one or more of the Schedules contemplated by Section 2.23 hereof or any Contract or License of any of the Stockholders (which, in the case of the Stockholders, would (a) affect the ability of the Stockholders to consummate the transactions contemplated hereby) or (b) result in any Liability to Purchaser
(iv) result in the violation of any Law or Order applicable to the Company, any of the Subsidiaries or any of the Stockholders (which, in the case of the Stockholders, would (a) affect the ability of the Stockholders to consummate the transactions contemplated hereby) or (b) result in any Liability to Purchaser or
(v) result in the creation or imposition of any Lien applicable to the Stock, the Company or any of the Subsidiaries, except in each case as would not have a Material Adverse Effect.

                  2.06 Subsidiaries. Except as set forth on Schedule 2.06 and except for the Subsidiaries, neither the Company nor any of the Subsidiaries has in the past three (3) years had, and none of them currently has, a direct or indirect majority or controlling interest in any entity. Except as disclosed on
Schedule 2.06, neither the Company nor any of the Subsidiaries has in the past three (3) years owned and none of them owns, directly or indirectly, more than 1% of any capital stock or other equity, ownership, proprietary or voting interest in any Person. The Company owns, directly or indirectly, 100% of the issued and outstanding capital stock of each of the Subsidiaries. None of the Subsidiaries has any obligation to issue any additional capital stock or other securities or securities convertible or exchangeable for capital stock or other securities, or options or warrants for the purchase of (a) any capital stock or other securities or (b) any securities convertible into or exchangeable for any capital stock or other securities.

                  2.07 Financial Statements. The Financial Statements (of the type provided for in clauses (i) and (ii) of the definition thereof), correct and complete copies of which are included in Schedule 2.07, (i) are in accordance with the books and records of the Company and each of the Subsidiaries, which are correct and complete in all Material respects and which have been maintained in accordance with good business practices; (ii) present fairly in all Material respects the financial position of the Company and each of the Subsidiaries as of the dates indicated and the results of each of their operations and their respective cash flows for the periods then ended; and (iii) have been prepared in accordance with GAAP, subject, in the case of interim financial statements, to the condensing of the Financial Statements or the absence of footnotes. The Financial Statements contain all adjustments, which are solely of a normal recurring nature, necessary to present fairly in all Material respects the consolidated financial condition and the consolidated results of operations, changes in stockholders' equity and changes in financial position or cash flows of the Company and each of the Subsidiaries as of the dates and for the periods indicated.

                  2.08 Absence of Undisclosed Liability. Except as set forth in
Schedule 2.08, neither the Company nor any of the Subsidiaries has any Undisclosed Liabilities nor does there exist any Known basis for or threat of an assertion against the Company or any of the Subsidiaries, their respective businesses or their respective assets of any Undisclosed Liability, except for Liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, none of which are Material.

                  2.09 Absence of Changes. Except as disclosed on Schedule 2.09, since the Balance Sheet Date, (i) the Business has been carried on only in the ordinary course consistent with past practice, (ii) there has been no Material Adverse Change, and there has been no event or circumstance that reasonably is anticipated to result in a Material Adverse Change with respect to the Company or any of the Subsidiaries, their respective assets or businesses or the Business, (iii) the Company has not directly or indirectly declared, paid or authorized any dividends or other distributions or payments in respect of its Stock or other equity securities, if any, (iv) neither the Company nor any of the Subsidiaries has made any change in any method of accounting or accounting practice, and (v) except in the ordinary course of business consistent with past practice, neither the Company nor any of the Subsidiaries has canceled, modified or waived, without receiving payment or performance in full, any (a) Liability owed to the Company or any of the Subsidiaries, as the case may be, including without limitation, any receivable of the Company from any Affiliate (other than a Subsidiary) or any Related Person to an Affiliate, (b) Litigation the Company or any of the Subsidiaries may have against other Persons, or (c) other rights of the Company or any of the Subsidiaries, as the case may be.

                  2.10 Tax Matters. Except as set forth on Schedule 2.10:

                           (a) The Company and each of the Subsidiaries have
timely filed with the appropriate Governmental Authorities all required Tax Returns in all jurisdictions in which Tax Returns are required to be filed. Neither the Company nor any of the Subsidiaries is presently the beneficiary of any extension of time within which to file any Tax Return. All Taxes (whether or not shown on any Tax Return) for all periods ending on or before the Balance Sheet Date, have been fully paid or appropriate deposits or adequate accruals have been made therefor on the Balance Sheet.

                           (b) Since the Balance Sheet Date, neither the Company
nor any of the Subsidiaries has incurred any Liability for Taxes other than in the ordinary course of business and no such Tax Liability so incurred (other than any Liability incurred by the Company or the Subsidiaries in connection with their cooperation under Section 4.16 hereof) is Material. Neither the Company nor any of the Subsidiaries is currently delinquent in the payment of any Tax, assessment, deposit or other charge by any Governmental Authority for which any Liability is pending or has been assessed, asserted or threatened (in writing, or otherwise to the Knowledge of the Company, any of the Subsidiaries or any of the Stockholders) against the Company, any of the Subsidiaries or any of their respective assets in connection with any Tax and there is no basis for any such Liability. Neither the Company nor any of the Subsidiaries has received any notice of assessment or proposed assessment in connection with any Tax Returns and there are no pending Tax examinations of or Tax claims asserted (in writing, or otherwise to the Knowledge of the Company, any of the Subsidiaries or any of the Stockholders) against the Company, any of the Subsidiaries or any of their respective assets, including without limitation, any claim by any Governmental Authority in any jurisdiction where the Company or any of the Subsidiaries did not file Tax Returns that the Company or any of the Subsidiaries, respectively, is or may be subject to or liable for Taxes imposed by that Governmental Authority or jurisdiction. There are no Liens for any Taxes (other than any Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Company's or any of the Subsidiaries' assets.

                           (c) None of the Company's or any of the Subsidiaries'
Tax Returns have ever been audited by the IRS or any other Governmental Authority and the neither the Company nor any of the Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to a Tax assessment or deficiency. Neither the Company nor any of the Subsidiaries has filed any consent under Section 341(f) of the Code relating to collapsible corporations. No Tax is required to be withheld pursuant to Section l445 of the Code as a result of any of the transfers contemplated by this Agreement and the Company and each of the Subsidiaries will provide any certificate reasonably requested by Purchaser at Closing with respect thereto.

                           (d) The Company and each of the Subsidiaries have
withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Third Party.

                           (e) Neither the Company nor any of the Subsidiaries
is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code or any similar provision of foreign, state or local Law.

                           (f) Neither the Company nor any of the Subsidiaries
has agreed, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

                           (g) Neither the Company nor any of the Subsidiaries
is a party to or bound by (nor will the Company or the Subsidiaries, prior to the Closing, become a party to or be bound by) any Tax indemnity, Tax sharing or Tax allocation agreement or arrangement.

                           (h) Except for the group of which the Company and the
Subsidiaries are presently members, none of the Company or any of the Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or has any Liability for Taxes of any Person (other than the Company or any of the Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of the state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

                           (i) Neither the Company nor any of the Subsidiaries
is a party to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for federal income Tax purposes.

                           (j) Neither the Company nor any of the Subsidiaries
has issued or assumed any corporate acquisition indebtedness, within the meaning of Section 279(b) of the Code, or any obligation described in Section 279(a)(2) of the Code.

                           (k) Neither the Company nor any Subsidiary has any
excess loss account (as defined in Treasury Regulation Section 1.1502-19) with respect to the stock of any Subsidiary.

                           (l) Schedule 2.10 contains Materially complete and
accurate descriptions of the following information with respect to the Company and its Subsidiaries (or, in the case of clause (B) below, with respect to each of the Subsidiaries) as of the most recent practicable date: (A) the basis of the Company or the Subsidiary in its assets; (B) the basis of each shareholder in each Subsidiary's stock; and (C) the amount of any deferred gain or loss allocable to the Company or Subsidiary arising out of any deferred intercompany transaction.

                           (m) The net operating loss and other carryovers
reported by the Company and each of the Subsidiaries as of the Balance Sheet Date are as set forth in Schedule 2.10; as of the Closing Date and immediately prior to the consummation of any of the transactions contemplated hereby the ability of the Company and each of the Subsidiaries to use such reported carryovers will not have been affected by Sections 382, 383 or 384 of the Code or by the SRLY or CRCO limitations of Treasury Regulation Sections 1.1502-21 or 1.1502-22. Except as set forth in this clause (m) and notwithstanding anything in this Agreement to the contrary, the Stockholders and the Company make no representation or warranty as to the extent, availability or use of the net operating loss and other carryover items reported by the Company and its Subsidiaries.


                  2.11 Title to Assets; Encumbrances; Condition.

                           (a) Each of the Company and each of the Subsidiaries
has good, valid and marketable (and, in the case of the Owned Real Property, insurable) title to all of its respective assets free and clear of any and all Liens, except Permitted Liens. Schedule 2.11 contains true and complete copies (in all Material respects) of (i) Commitments to issue owner's title insurance policies for all of the Owned Real Property in the amounts indicated in each such Commitment, except for the Owned Real Property located in York County, Nebraska, a copy of which will be delivered to Purchaser prior to Closing, and
(ii) all
existing owner's title insurance policies. A survey of each parcel of the Owned Real Property has been delivered to Purchaser prior to the date hereof, except for the Owned Real Property located in York County, Nebraska, a copy of which will be delivered to Purchaser prior to Closing. Copies of all documents evidencing the Liens upon the Company's and each of the Subsidiaries' respective assets are either contained in Schedule 2.11 or previously have been delivered to Purchaser.

                           (b) Except as set forth in Schedule 2.11, each of the
Material Improvements and each item of Material Personal Property is in good condition and repair, reasonable wear and tear excepted, and is usable in the ordinary course of business consistent with past practices. Each Material Improvement and each item of Material Personal Property is adequate for its present and intended uses and operation and neither the Company nor any of the Subsidiaries has any intention to use or operate any Material Improvement or any item of Material Personal Property other than as presently used or operated. The Company's and each of the Subsidiaries' respective assets (including the Company's and each of the Subsidiaries' respective interest in all leased assets) include all Material assets required to operate the Business as presently conducted.

                  2.12 Real Property.

                           (a) Schedule 2.12 contains a correct and complete
list of all of the Real Property, including, without limitation, a legal description for all of the Owned Real Property. To the Knowledge of the Company, any of the Subsidiaries or any of the Stockholders, no facts or circumstances exist which do, or potentially may, adversely affect any of the access to and from the Real Property, from and to the existing public highways and roads, and, to the Knowledge of the Company, any of the Subsidiaries or any of the Stockholders, there is no pending or threatened denial, revocation, modification or restriction of such access. The primary tower, transmitter and Real Property on which such tower and transmitter are located are all owned by the Company or one of the Subsidiaries in fee simple title, except for the 2000 foot television tower located on a permanent easement which is located in Eau Claire County (Fairchild Township), Wisconsin.

                           (b) The Real Property is served by utilities as
required for its current operation.

                           (c) No zoning or similar land use restrictions are
presently in effect or proposed by any Governmental Authority that would impair in any Material respect the operation of the Business as presently conducted by the Company and each of the Subsidiaries or which would prevent the use of any of the Real Property as currently operated. All of the Real Property is in compliance in all Material aspects with all applicable zoning laws and recorded covenants. Neither the Company nor any of the Subsidiaries has received any notice from any Governmental Authority or other Third Party with regard to encroachments on or off the Real Property, violations of building codes, zoning, subdivision or other similar Laws or other material defects in the Improvements or in the good, valid, marketable and insurable title of said Real Property.

                           (d) As of the Closing Date, there will be no Persons
in possession of the Real Property or any part thereof other than the Company or one or more of the Subsidiaries or their lessees pursuant to Contracts that are Permitted Liens.

                           (e) No condemnation proceedings are pending or to the
Knowledge of the Company, any of the Subsidiaries or any of the Stockholders, threatened with regard to the Owned Real Property.

                           (f) With respect to each parcel of Leased Real
Property, (i) the lessor was the owner of the premises leased to the lessee at the time of the execution and delivery of the lease, (ii) the Company is the owner and holder of the interest of the lessee in the lease, (iii) all buildings and towers constructed by the lessee of each lease are located within the boundaries of the leased premises, (iv) each lease contains an adequate description of the leased premises, (v) each lease is enforceable by the lessee,
(vi) all payments of rent are current under each lease and no default exists under any lease and (vii) except as set forth on Schedule 2.21, there are no disputes with or adverse claims asserted by any lessor of a lease. Each of the Contracts of the Company or any of the Subsidiaries relating to such Leased Real Property is fully and accurately identified, and the expiration date and current rent are described, in Schedule 2.23(a)(i) and each such Contract is in full force and effect. Except as disclosed on Schedule 2.12, neither the Leased Real Property nor any of the Company's or any of the Subsidiaries' right, title or interest therein is affected by any Lien, prior interests or superior interests of any nature whatsoever that will, or could reasonably be expected to, terminate or otherwise adversely affect such Leased Real Property or any of the Company's or any of the Subsidiaries' right, title and interest therein.

                  2.13 Personal Property.

                           (a) Schedule 2.13 contains a correct and complete
list of each item of Personal Property, other than Inventory and the Option Property (excluding office furniture, equipment, supplies and miscellaneous items of personal property with an individual cost of less than $2,500).

                           (b) Schedule 2.13 contains a correct and complete
description of all Material Leased Personal Property. Each of the Contracts of the Company or any of the Subsidiaries relating to such Leased Personal Property is identified on Schedule 2.13 and each such Contract is in full force and effect.

                  2.14 Intellectual Property.

                           (a) Schedule 2.14 contains a correct and complete
list of all of the Company's and each of the Subsidiaries' respective Material Intellectual Property, including all Material license agreements relating thereto. Neither the Company nor any of the Subsidiaries (or any goods or services sold by any of them) has violated, infringed upon or unlawfully or wrongfully used the Intellectual Property of others and none of the Company's or any of the Subsidiaries' Intellectual Property or any related rights or any customer lists, supplier lists or mailing lists, as used in the Business or in the other businesses now or heretofore conducted by the Company or any of the Subsidiaries, Materially infringes upon or otherwise Materially violates the rights of others, nor has any Person asserted a claim of such infringement or misuse, which infringement or violation is likely to result in a cost to the Company in excess of $20,000. Each of the Company and the Subsidiaries has taken all reasonable measures to enforce, maintain and protect its interests and, to the extent applicable, the rights of Third Parties, in and to the Company's and each of the Subsidiaries' Material Intellectual Property. The Company and each of the Subsidiaries have all right, title and interest in the Intellectual Property identified on Schedule 2.14. The consummation of the transactions contemplated by this Agreement will not alter or impair any Material Intellectual Property rights of the Company or any of the Subsidiaries. Except as set forth in Schedule 2.14, neither the Company nor any of the Subsidiaries is obligated nor has the Company or any of the Subsidiaries incurred any Liability to make any Material payments for royalties, fees or otherwise to any Person in connection with any of the Company's or any of the Subsidiaries' Intellectual Property. All patents, trademarks, trade names, service marks, assumed names, and copyrights and all registrations thereof included in or related to the Company's or any of the Subsidiaries' Intellectual Property are valid, subsisting and in full force and effect. The Company is unaware of any Material infringement of the Company's or any of the Subsidiaries' Material

Intellectual Property, and there are no pending infringement actions against another for infringement of the Company's or any of the Subsidiaries' Intellectual Property or theft of the Company's trade secrets.

                           (b) No present or former officer, director, partner
or employee of the Company or any of the Subsidiaries owns or has any proprietary, financial or other interest, direct or indirect, in any of the Company's or any of the Subsidiaries' Material Intellectual Property, except as described on Schedule 2.14. Except as set forth on Schedule 2.14, no officer, director, partner or employee of the Company or any of the Subsidiaries has entered into any Contract (i) that requires such officer, director, partner or employee to (A) assign any interest to inventions or other Material Intellectual Property, or (B) keep confidential any Material trade secrets, proprietary data, customer lists or other business information or (ii) that restricts or prohibits such officer, director, partner or employee from engaging in competitive activities with or soliciting customers to or from any competitor of the Company or any of the Subsidiaries.

                  2.15 Computer Software and Databases. Schedule 2.15 identifies all Material Computer Software and Databases owned, licensed, leased, internally developed or otherwise used in connection with the Business. The Company and each of the Subsidiaries have use of or the ability to freely acquire, without substantial costs to the Company or any of the Subsidiaries for such acquisition, all Computer Software and Databases that are necessary to conduct the Business as presently conducted by the Company and each of the Subsidiaries and all documentation relating to all such Material Computer Software and Databases. Such Computer Software and Databases perform in all Material respects in accordance with the documentation related thereto or used in connection therewith and are free of Material defects in programming and operation. The Company has previously delivered to Purchaser complete and accurate copies of all documents relating to the sale, license, lease or other transfer or grant of Material Computer Software and Databases by the Company or any of its Subsidiaries since January 1, 1996.

                  2.16 Accounts Receivable. The Accounts Receivable are (i) validly existing, (ii) enforceable by the Company or the Subsidiaries in accordance with the terms of the instruments or documents creating them, and
(iii) collectible in the ordinary course of business consistent with past practice at the full recorded amount thereof less an allowance for collection losses disclosed in the Balance Sheet, or in the case of Accounts Receivable arising after the Balance Sheet Date, an allowance for collection losses accrued on the books of the Company or any of the Subsidiaries in the ordinary course of business consistent with past practices and in accordance with GAAP. The allowance for collection losses on the Balance Sheet was established in the ordinary course of business consistent with past practices and in accordance with GAAP. The Accounts Receivable represent monies due for, and have arisen solely out of, bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practices. None of the Accounts Receivable represent monies due for goods either sold on consignment or sold on approval. There are no refunds, discounts or other adjustments payable with respect to any such Accounts Receivable, and there are no defenses, rights of set-off, counterclaims, assignments, restrictions, encumbrances, or conditions enforceable by Third Parties on or affecting any Account Receivable, except, in each case, for terms arising in the ordinary course of business consistent with past practice.

                  2.17 Insurance. All of the assets and the operations of the Company, each of the Subsidiaries and the Business of an insurable nature and of a character usually insured by companies of similar size and in similar businesses are insured by the Company or any of the Subsidiaries in such amounts and against such losses, casualties or risks as is (i) usual in such companies and for such assets, operations and businesses, (ii) required by any Law applicable to the Company, any of the Subsidiaries or the Business, or (iii) required by any Contract of the Company or any of the Subsidiaries. Schedule 2.17
contains a complete and accurate list of all Material insurance policies now in force and held or owned by the Company or any of the Subsidiaries and such
Schedule indicates the name of the insurer, the type of policy, the risks covered thereby, the amount of the premiums, the term of each policy, the policy number and the amounts of coverage and deductible in each case and all outstanding claims thereunder. Correct and complete copies or summaries of all such policies have been delivered to Purchaser by the Company or will be delivered to Purchaser by the Company as soon as such policies are available to the Company after the date hereof. All such policies are in full force and effect and enforceable in accordance with their terms. Neither the Company nor any of the Subsidiaries is now in Material Default regarding the provisions of any such policy, including, without limitation, failure to make timely payment of any premiums due thereon, and neither the Company nor any of the Subsidiaries has failed to give any Material notice or present any Material claim thereunder in due and timely fashion. Neither the Company nor any of the Subsidiaries has been refused or denied renewal of, any Material insurance coverage in connection with the Company, any of the Subsidiaries, the ownership or use of the Company's or any of the Subsidiaries' respective assets or the operation of the Business. In addition to the deductibles set forth on Schedule 2.17, such Schedule discloses all Material risks that are self-insured by the Company and each of the Subsidiaries that in the ordinary course of business could be insured.

                  2.18 Bonds, Letters of Credit and Guarantees. Schedule 2.18 contains a complete and accurate list of all bonds (whether denominated bid, litigation, performance, fidelity, or otherwise), letters of credit, and guarantees (other than instruments that are guaranteed in the ordinary course) issued by the Company, any of the Subsidiaries, the Stockholders or others for the benefit of the Company or any of the Subsidiaries and now in force or outstanding. Correct and complete copies of each such Material bond, letter of credit and guarantee have been delivered to Purchaser by the Company on or before the date of this Agreement. The bonds, letters of credit and guarantees listed in Schedule 2.18 satisfy all Material requirements for bonds, letters of credit or guarantees set forth in (i) any Law applicable to the Company, any of the Subsidiaries or the Business and (ii) any Contracts of the Company or any of the Subsidiaries. All such bonds, letters of credit and guarantees are in full force and effect and enforceable in accordance with their terms. Neither the Company nor any of the Subsidiaries is in Material Default regarding the provisions of any such bond, letter of credit or guarantee, including, without limitation, the failure to make timely payment of all premiums and fees due thereon, and neither the Company nor any of the Subsidiaries has failed to give any notice or present any claim thereunder in due and timely fashion.

                  2.19 Compliance with Law.

                           (a) The Company and each of the Subsidiaries have
complied with and are in compliance with all Laws, Licenses and Orders applicable to, required of or binding on the Company or any of the Subsidiaries, respectively, their respective assets or the Business, including without limitation, the FCC Licenses, the Communications Act of 1934, and PUC Laws, and none of the Company, any of the Subsidiaries, or any of the Stockholders has Knowledge of any basis for any claim of current or past non-compliance with any such Law, License or Order, in each case where such non-compliance would be Material to the business, operations, assets, Liabilities, financial condition, or results of operations of the Company and the Subsidiaries, taken as a whole, including, without limitation, the value of the Company and the Subsidiaries, taken as a whole. No notices from any Governmental Authority with respect to any failure or alleged failure of the Company, any of the Subsidiaries, their respective assets or the Business to comply with any such Law, License or Order have been received by the Company, any of the Subsidiaries or any of the Stockholders, nor, to the Knowledge of the Company, any of the Subsidiaries or any of the Stockholders, are any such notices proposed or threatened. Schedule
2.19 contains a complete and correct list of all Material Licenses and Orders applicable to, required of or binding on the Company, any of the

Subsidiaries, their respective assets or the Business, true and complete copies of which (other than the FCC Licenses) previously have been delivered to the Purchaser.

                           (b) The Company and each of the Subsidiaries hold the
FCC Licenses and all other Material Licenses necessary for or used in the operations of the Business, and each of the FCC Licenses is, and all such other Material Licenses are, in full force and effect. Schedule 2.19 contains a true and complete list of the FCC Licenses currently in effect and all such other Material Licenses (showing, in each case, the expiration date). Except as set forth on Schedule 2.19, no application, action or proceeding is pending for the renewal or modification of any of the FCC Licenses or any of such other Material Licenses, and no application, action or proceeding is pending or, to the Company's, any of the Subsidiaries' or any of the Stockholder's Knowledge, threatened that may result in the denial of the application for renewal, the revocation, modification, nonrenewal or suspension of any of the FCC Licenses or any of such other Material Licenses, the issuance of a cease-and-desist order, or the imposition of any administrative or judicial sanction with respect to the Business that may Materially and adversely affect the rights of Purchaser, the Company or any of the Subsidiaries under any such FCC Licenses or other Material Licenses. All Material returns, reports and statements required to be filed by the Company or any of the Subsidiaries with the FCC relating to the Business have been filed and complied with and are complete and correct in all Material respects as filed.

                           (c) Except as described in Schedule 2.19, there are
no Material capital expenditures that the Company, any of the Subsidiaries or any of the Stockholders anticipates will be required to be made in connection with the Company's or any of the Subsidiaries' respective assets or the Business as now conducted in order to comply with any Law applicable to the Company, any of the Subsidiaries, their respective assets or the Business as now conducted.

                  2.20 Environmental. Except as set forth in Schedule 2.20 or the Environmental Report:

                           (a) There is no Environmental Litigation (or any
Litigation against any Person whose Liability, or any portion thereof, for Environmental Matters or under any Environmental Laws the Company or any of the Subsidiaries has or, to the Knowledge of the Company, any of the Subsidiaries or any of the Stockholders, may have retained or assumed contractually or by operation of Law) pending or, to the Knowledge of the Company, any of the Subsidiaries or any of the Stockholders, threatened with respect to (i) the ownership, use, condition or operation of the Business, the Real Property or any other asset of the Company or any of the Subsidiaries or any asset formerly held for use or sale by the Company or any of the Subsidiaries or any of their respective predecessors or any of their respective current or former subsidiaries, or (ii) any violation or alleged violation of or Liability or alleged Liability under any Environmental Law or any Order related to Environmental Matters. To the Knowledge of the Company, any of the Subsidiaries or any of the Stockholders, there have been and there are no existing violations of (i) any Environmental Law, or (ii) any Order related to Environmental Matters, with respect to the ownership, use, condition or operation of the Business, the Real Property or any other asset of the Company or any of the Subsidiaries or any asset formerly held for use or sale by the Company or any of the Subsidiaries or any of their respective predecessors or any of their respective current or former subsidiaries. To the Knowledge of the Company, any of the Subsidiaries or any of the Stockholders, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, any Environmental Matter, that could reasonably be expected to form the basis of (i) any Environmental Litigation against the Company or any of the Subsidiaries, or (ii) any Litigation against any Person whose Liability (or any portion thereof) for Environmental Matters or under any Environmental Laws the Company or any of the Subsidiaries has or may have retained or assumed contractually or by operation of Law. To the Knowledge of the Company, any of the Subsidiaries or any of the Stockholders, none of the Company, any of the Subsidiaries or any of their respective predecessors or any of their respective current or former subsidiaries nor anyone Known to the Company, any of the Subsidiaries or any of the Stockholders has used any assets or premises of the Company or any of the Subsidiaries or any of their respective predecessors or any of their respective current or former subsidiaries or any part thereof for the handling, treatment, storage, or disposal of any Hazardous Substances except in Material compliance with applicable Environmental Laws. The disclosure of facts set forth in Schedule
2.20 shall not relieve the Company, any of the Subsidiaries or any of the Stockholders of any of their respective obligations under this Agreement.

                           (b) To the Knowledge of the Company, any of the
Subsidiaries or any of the Stockholders, no release, discharge, spillage or disposal of any Hazardous Substances has occurred or is occurring at any assets owned, leased, operated or managed by the Company or any of the Subsidiaries or any of their respective predecessors or any of their respective current or former subsidiaries or any part thereof while or before such assets were owned, leased, operated or managed by the Compan or any of the Subsidiaries.

                           (c) To the Knowledge of the Company, any of the
Subsidiaries or any of the Stockholders, no soil or water in, under or adjacent to any assets owned, leased, operated or managed, directly or indirectly, by the Company or any of the Subsidiaries or assets formerly held for use or sale by the Company or any of the Subsidiaries or, in either case, any of their respective predecessors or any of their respective current or former subsidiaries has been contaminated by any Hazardous Substance while or before such assets were owned, leased, operated or managed by the Company or any of the Subsidiaries or any of their respective predecessors or any of their respective current or former subsidiaries.

                           (d) To the Knowledge of the Company, any of the
Subsidiaries or any of the Stockholders, all waste containing any Hazardous Substances generated, used, handled, stored, treated or disposed of (directly or indirectly) by the Company or any of the Subsidiaries or any of their respective predecessors or any of their respective current or former subsidiaries has been released or disposed of in compliance with all applicable reporting requirements under any Environmental Laws and there is no Environmental Litigation with respect to any such release or disposal.

                           (e) To the Knowledge of the Company, any of the
Subsidiaries or any of the Stockholders, all underground tanks and other underground storage facilities presently or previously located at any Real Property owned, leased, operated or managed by the Company or any of the Subsidiaries or any of their respective predecessors or any of their respective current or former subsidiaries or any such tanks or facilities located at any Real Property while such Real Property was owned, leased, operated, or managed by the Company or any of the Subsidiaries or any of their respective predecessors or any of their respective current or former subsidiaries are listed together with the capacity and contents (former and current) of each such tank or facility in Schedule 2.20. To the Knowledge of the Company, any of the Subsidiaries or any of the Stockholders, none of such underground tanks or facilities is leaking or has ever leaked, and none of the Company, any of the Subsidiaries or any of their respective current or former subsidiaries holds any responsibility or Liability for any underground tanks or underground facilities at any other location.


                           (f) To the Knowledge of the Company, any of the
Subsidiaries or any of the Stockholders, all hazardous waste has been removed from all Real Property of the Company and each of the Subsidiaries and each of their respective predecessors and each of their respective current and former subsidiaries in Material compliance with applicable Environmental Laws.

                           (g) To the Knowledge of the Company, any of the
Subsidiaries or any of the Stockholders, the Company, each of the Subsidiaries and each of their respective predecessors or any of their respective current or former subsidiaries has complied with all applicable reporting requirements under all Environmental Laws concerning the disposal or release of Hazardous Substances and none of the Company, any of the Subsidiaries or any of their respective predecessors or any of their respective current or former subsidiaries has made any such reports concerning any Real Property of the Company or any of the Subsidiaries or concerning the operations or activities of the Company, any of the Subsidiaries or any of their respective predecessors or any of their respective current or former subsidiaries.

                           (h) To the Knowledge of the Company, any of the
Subsidiaries or any of the Stockholders, no building or other Improvement or any Real Property owned, leased, operated or managed by the Company or any of the Subsidiaries contains any asbestos-containing materials.

                           (i) To the Knowledge of the Company, any of
the Subsidiaries or any of the Stockholders, without limiting the generality of any of the foregoing, (i) all on-site and off-site locations where the Company, any of the Subsidiaries or any of their respective predecessors or any of their respective current or former subsidiaries has disposed or arranged for the disposal of Hazardous Substances are identified in Schedule 2.20, (ii) none of the on-site or off-site locations identified in Schedule 2.20 is listed on any federal, state or local government lists of abandoned disposal sites or sites where Hazardous Substances have or may have occurred, and (iii) no polychlorinated biphenyls ("PCB's") are used or stored on or in any real property owned, leased, operated or managed by the Company, any of the subsidiaries or any of their respective predecessors or any of their respective current or former Subsidiaries, except in Material compliance with applicable Environmental Laws.

                           (j) Schedule 2.20 contains a correct and
complete list of all environmental site assessments and other studies relating to the investigation of the possibility of the presence or existence of any Environmental Matter with respect to the Company, any of the Subsidiaries, the Business, any assets owned, leased, operated or managed by the Company, any of the Subsidiaries or any of their respective predecessors or any of their respective current or former subsidiaries, and the Company has previously delivered to Purchaser a correct and complete copy of each such assessment and study.

                  2.21 LITIGATION AND CLAIMS. Except as disclosed on Schedule 2.21:

                           (a) There is no Litigation pending or, to the
Knowledge of the Company, any of the Subsidiaries or any of the Stockholders, threatened and none of the Company, any of the Subsidiaries or any of the Stockholders has any Knowledge of any basis for any such Litigation or any facts or the occurrence of any event which might give rise to any Litigation;

                           (b) No Litigation has been pending during the
three (3) years prior to the date hereof that, individually or in the aggregate resulted in an uninsured Loss in excess of $150,000 or granted any injunctive relief against the Company or any of the Subsidiaries.

                           (c) Except as disclosed on Schedule 2.21,
neither the Company nor any of the Subsidiaries has been advised by any attorney representing it that there are any "loss contingencies" (as defined in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975 ("FASB 5"), which would be required by FASB 5 to be disclosed or accrued in financial statements of the Company or any of the Subsidiaries, were such financial statements prepared as of the date hereof.

                2.22     BENEFIT PLANS.

                           (a) Schedule 2.22 lists every Employee Benefit Plan
of the Company and each of the Subsidiaries. On or after September 26, 1980, none of the Company, any of the Subsidiaries or any entity aggregated with the Company or any of the Subsidiaries under Code Section 414 (for purposes of this Section, an "ERISA Affiliate") has had an "obligation to contribute" (as defined in ERISA Section 4212) to a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) and (3)(37)(A)). No Employee Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

                           (b) The Employee Benefit Plans listed on
Schedule 2.22 have been or will be made available to Purchaser for review, including correct and complete copies of: (i) all trust agreements or other funding arrangements for such Employee Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such Employee Benefit Plans or amendments, all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the United States Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1974, (iii) annual reports or returns, audited or unaudited Financial Statements, actuarial valuations and reports, and summary annual reports prepared for any Employee Benefit Plan with respect to the most recent three plan years, and (iv) the most recent summary plan descriptions and any material modifications thereto.

                           (c) Except as disclosed in Schedule 2.22, all the
Employee Benefit Plans and the related trusts subject to ERISA comply in all Material respects with and have been administered in compliance in all Materials respects with, (i) the applicable provisions of ERISA, (ii) all applicable provisions of the Code relating to qualification and Tax exemption under Code Sections 401(a) and 501(a) or otherwise applicable to secure intended Tax consequences, (iii) all applicable state or federal securities
Laws, and (iv) all other applicable Laws and collective bargaining agreements, and neither the Company nor any of the Subsidiaries has received any notice from any Governmental Authority questioning or challenging such compliance. All available determination letters and required registrations under federal and state securities Laws ("Permits") for the Employee Benefit Plans have been obtained, including, but not limited to, timely determination letters on the qualification of the ERISA Plans and Tax exemption of related trusts, as applicable under the Code, and all such Permits continue in full force and effect. No event has occurred which will or could reasonably be expected to give rise to disqualification of any such plan or loss of intended Tax consequences under the Code or to any Tax under Section 511 of the Code.

                           (d) Except as disclosed in Schedule 2.22, no
oral or written representation or communication with respect to any aspect of the Employee Benefit Plans has been made to employees of the Company or any of the Subsidiaries prior to the date hereof that is not in accordance with the written or otherwise preexisting terms and provisions of such plans. None of the Company, any of the Subsidiaries or any administrator or fiduciary of any Employee Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner that could subject the Company, any of the Subsidiaries or Purchaser to any direct or indirect Material Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or other duty under ERISA. There are no unresolved claims or disputes under the terms of, or in connection with, the Employee Benefit Plans other than claims for benefits which are payable in the ordinary course and no Litigation has been commenced with respect to any Employee Benefit Plan.

                           (e) Except as disclosed in Schedule 2.22, all
Employee Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Employee Benefit Plans are correct and complete in all Material respects, have been timely filed with the IRS and the United States Department of Labor, have been timely distributed to participants in the Employee Benefit Plans, and there have been no changes in the information set forth therein.


                           (f) No "party in interest" (as defined in
Section 3(14) of ERISA) or "disqualified person" (as defined in Code
Section 4975) of any Employee Benefit Plan has engaged in any Material nonexempt "prohibited transaction" (described in Code Section 4975 or ERISA Section 406). Except as disclosed in Schedule 2.22, there has been no (i) "reportable event" (as defined in Section 4043 of ERISA), or event described in Sections 4041, 4042, 4062 (including ERISA Section 4062(e)), 4064, 4069 or 4063 of ERISA, or (ii) termination or partial termination, withdrawal or partial withdrawal with respect to any of the ERISA Plans which the Company or any of the Subsidiaries maintains or contributes to or has maintained or contributed to. Except as disclosed in Schedule 2.22, neither the Company nor any of the Subsidiaries has incurred any liability under Title IV of ERISA, including any Liability that could arise under Title IV of ERISA as a result of the Company's or any of the Subsidiaries' membership in a "controlled group" as defined in ERISA ss.ss.4001(a)(14) and 4001(b)(1).

                           (g) Except as disclosed in Schedule 2.22, for
any ERISA Plan that is an employee pension benefit plan as defined in ERISA ss.3(2) ("ERISA Pension Plan"), the fair market value of such Plan's assets equals or exceeds the present value of all benefits (whether vested or not) accrued to date by all present or former participants in such ERISA Pension Plan. For this purpose the assumptions prescribed by the Pension Benefit Guaranty Corporation for valuing plan assets or liabilities upon plan termination shall be applied and the term "benefits" shall include the value of all benefits, rights and features protected under Code ss. 411(d)(6) or its successors and any ancillary benefits (including disability, shutdown, early retirement and welfare benefits) provided under any such employee pension benefit plan and all "benefit liabilities" as defined in ERISA
Section 4001(a)(16). Since the date of the most recent actuarial valuation, there has been (i) no Material change in th financial position of an ERISA Pension Plan, (ii) no change in the actuarial assumptions with respect to any ERISA Pension Plan, and (iii) no increase in benefits under any ERISA Pension Plan as a result of ERISA Pension Plan amendments or changes in any applicable regulation which is reasonably likely to have, individually or in the aggregate, a Material effect on the funding status of such ERISA Pension Plan. All contributions with respect to an Employee Benefit Plan of the Company or of an ERISA Affiliate that is subject to Code Section 412 or ERISA
Section 302 have been, or will be, timely made and there is no Lien or expected to be a Lien under Code Section 412(n) or ERISA Section 302(f) or Tax under Code Section 4971. No ERISA Pension Plan of the Company or any of the Subsidiaries or of an ERISA Affiliate has a "liquidity shortfall" as defined in Code Section 412(m)(5). No event described in Code Section 401(a)(29) has occurred or can reasonably be expected to occur with respect to the Company or its ERISA Affiliates. All premiums required to be paid under ERISA Section 4006 have been paid by the Company and each of the Subsidiaries and by any Person aggregated with the Company or any of the Subsidiaries under ERISA Sections 4001(a)(14) and 4001(b)(1).

                           (h) Neither the Company nor any of the Subsidiaries
has, or maintains, an Employee Benefit Plan providing welfare benefits (as defined in ERISA Section 3(1)) to employees after retirement or other separation of service except to the extent required under Part 6 of Title I of ERISA or Code Section 4980B or their successors. No Material Tax under Code Sections 4980B or 5000 has been incurred with respect to any Employee Benefit Plan and no circumstances exist which could reasonably be expected to give rise to such Taxes.

                           (i) Except as disclosed on Schedule 2.22, neither the
execution or delivery of this Agreement or the Other Agreements nor the consummation of the transactions contemplated by this

Agreement will (1) entitle any current or former employee of the Company or any of the Subsidiaries to severance pay, unemployment compensation or any payment contingent upon a change in control or ownership of the Company or any of the Subsidiaries, or (2) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such employee or former employee.

                           (j) Except as disclosed on Schedule 2.22, all
individuals participating in (or eligible to participate in) any Employee Benefit Plan maintained (or contributed to) by the Company or any of the Subsidiaries are common-law employees.

                2.23     CONTRACTS.

                         (a)      Description.

                                  (i) Real Property. Schedule 2.23(a)(i) is a
list or brief description of all Material Contracts affecting or relating to the Real Property, including, without limitation, Contracts evidencing Material Liens (including those referred to in Schedule 2.11).


                                  (ii) Personal Property. Schedule 2.23(a)(ii)
is a list of all Contracts affecting or relating to the Personal Property, including, without limitation, Contracts evidencing Liens (including those referred to in Schedule 2.11) (other than Contracts affecting rights in the Personal Property each of which does not involve the payment by the Company or any of the Subsidiaries of more than $25,000 per year).

                                  (iii) Purchase Orders -- Non-Capital Assets.
Schedule 2.23(a)(iii) is a list of all outstanding Contracts of the Company or any of the Subsidiaries or that relate to the Business, for the acquisition or sale of goods, assets or services (other than purchase orders or other commitments for the acquisition of capital assets), all of which were executed in the ordinary course of business consistent with past practice of the Company or any of the Subsidiaries (other than purchase orders and other commitments which do not exceed $25,000 each).

                                  (iv) Purchase Orders -- Capital Assets.
Schedule 2.23(a)(iv) is a list of all outstanding Contracts of the Company or any of the Subsidiaries or that relate to the Business, for the acquisition of capital assets and that were executed in the ordinary course of business consistent with past practice of the Company or any of the Subsidiaries (other than purchase orders and other commitments which do not exceed $25,000 each).

                                  (v) Sales. Schedule 2.23(a)(v) is a list or
brief description of all Contracts of the Company or any of the Subsidiaries or that relate to the Business, for the sale of products or the performance of services by the Company or any of the Subsidiaries and which exceed $5,000 each.


                                  (vi) Employment; Other Affiliate Contracts.
Schedule 2.23(a)(vi) contains a list of all Material Contracts of the Company or any of the Subsidiaries or that relate to the Business, with any employee, officer, agent, consultant, distributor, dealer or Affiliate of the Company or any of the Subsidiaries (other than those entered into in the ordinary course of business consistent with past practice that are immediately terminable at will by the Company or any of the Subsidiaries, as the case may be, without any Liability).

                                  (vii) Sales Representatives. Schedule
2.23(a)(vii) is a list of all Material Contracts of the Company or any of the Subsidiaries or that relate to the Business, with any agent, broker, sales representative of, or any Person in a similar representative capacity for, the Company or any of the Subsidiaries (other than those entered into in the ordinary course of business consistent with past practice that are terminable within sixty (60) days by the Company or any of the Subsidiaries, as the case may be, without Liability).

                                  (viii) Powers of Attorney. Schedule
2.23(a)(viii) is a list of all powers of attorney given by the Company or any of the Subsidiaries, whether limited or general, to any Person continuing in effect.

                                  (ix) Programming, Network Affiliation,
Operating and Cable Retransmission Agreements. Schedule 2.23(a)(ix) is a list of all network affiliation agreements, operating agreements, cable retransmission agreements and all programming agreements of the Company or that relate to the Business (correct and complete copies of which previously have been delivered to Purchaser), including for each of those agreements the amounts and availability dates of programming and the dollar amount and schedule of payments thereunder.

                                  (x) Barter and Trade Agreements. Schedule
2.23(a)(x) is a list of all "barter" and "trade" agreements of the Company or any of the Subsidiaries or that relate to the Business (correct and complete copies of which previously have been delivered to Purchaser) and includes an estimate of the positive or negative trade balances associated with each such agreement.

                                  (xi) Any Other Contracts. Schedule 2.23(a)(xi)
is a list or brief description of any other Contracts of the Company or any of the Subsidiaries or that relate to the Business and that: (A) payments provided for or actually made thereunder by or to the Company or any of the Subsidiaries in any calendar year exceed $25,000, (B) require performance by the Company or any of the Subsidiaries of any obligation for a period of time extending beyond six (6) months from the Closing Date or which is not terminable by the Company or any of the Subsidiaries without penalty upon sixty (60) days or less notice,
(C) evidence, create, guarantee or service indebtedness of the Company or any of the Subsidiaries, (D) establish or provide for any joint venture, partnership or similar arrangement involving any of the Stockholders, the Company or any of the Subsidiaries, or (E) guarantee or endorse the Liabilities of any other Person.

                The lists in all Schedules referred to above are correct and complete as of the date hereof unless otherwise noted thereon.

                          (b) Copies. Correct and complete copies of all the
written Contracts, and correct and complete descriptions of all oral Contracts, referred to in Section 2.23(a) have been delivered to Purchaser on or before the date hereof.

                          (c) No Default. None of the Company, any of the
Subsidiaries or, to the Knowledge of the Company, any of the Subsidiaries or any of the Stockholders, any other party is in Default under any of the Contracts or any Liens referred to in Section 2.23(a) and, to the Knowledge of the Company, any of the Subsidiaries or any of the Stockholders, there is no basis for any claim of Material Default under any of the foregoing.

                          (d) Assurances. Each of the Contracts referred to in
this Section 2.23 is in full force and effect and constitutes a valid, legal and binding agreement of the Company or the Subsidiaries party thereto and, to the Knowledge of the Company, any of the Subsidiaries or any of the Stockholders, the other parties thereto, enforceable in accordance with its terms except for bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting creditors' rights generally, or general equitable principles (regardless of whether considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing, and as otherwise set forth in Schedule
2.23 . Neither the Company nor any of the Subsidiaries is a party to or bound by any Contract or Contracts that, either separately or in the aggregate has or will have a Material Adverse Effect with respect to the Company, any of the Subsidiaries, their respective assets, or the Business. The continuation, validity and effectiveness of each of the Contracts referred to in this Section
2.23 will not be affected in any way by the consummation of the transactions contemplated by this Agreement.

                  2.24 SUPPLIERS AND CUSTOMERS. Schedule 2.24 sets forth each supplier to whom payments were made that equaled or exceeded five percent (5%) of the Company's and each of the Subsidiaries' aggregate operating expenses for the fiscal year ended December 28, 1997 (the "Large Suppliers"). Schedule 2.24 sets forth each customer or group of related customers from whom payments were received that equaled or exceeded five percent (5%) of the Company's and each of the Subsidiaries' aggregate gross sales for the fiscal year ended December 28, 1997 (the "Large Customers"). Except as reflected in Schedule 2.24, no Large Supplier is a sole source of supply of any good or service to the Company or any of the Subsidiaries. To the Knowledge of the Company, any of the Subsidiaries or any of the Stockholders, the relationships of the Company and each of the Subsidiaries with its Large Suppliers and Large Customers are good commercial working relationships and, except as set forth on Schedule 2.24, neither (i) any of the Large Suppliers or any of the Large Customers, nor (ii) any Large Supplier who at any time during 1997 was or now is the sole source of supply of any good or service, has terminated, or, to the Knowledge of the Company, any of the Subsidiaries or any of the Stockholders, made any threat reasonably likely to be acted upon to terminate, its relationship with the Company or any of the Subsidiaries or has during the last twelve (12) months Materially decreased or Materially limited, or, to the Knowledge of the Company, any of the Subsidiaries or any of the Stockholders, made any threat reasonably likely to be acted upon to Materially decrease or Materially limit, its services, supplies or materials to the Company or any of the Subsidiaries or its usage or purchase of the goods or services of the Company or any of the Subsidiaries, as the case may be. None of the Company, any of the Subsidiaries or any of the Stockholders has any Knowledge and belief that any of the Large Suppliers or an of the Large Customers intends to terminate or otherwise modify adversely to the Company or any of the Subsidiaries its relationship with the Company or any of the Subsidiaries or to decrease or limit its services, supplies or materials to the Company or any of the Subsidiaries or its usage or purchase of the goods or services of the Company or any of the Subsidiaries, as the case may be, and the acquisition of the Stock by Purchaser will not, to the Knowledge of the Company, any of the Subsidiaries or an of the Stockholders adversely affect the relationship of the Business or of the Company or any of the Subsidiaries with any of the Large Suppliers or any of the Large Customers.

                  2.25 LABOR MATTERS. Schedule 2.25 contains a correct and complete list of all employees of the Company and each of the Subsidiaries whose direct annual compensation exceeds $50,000. Except as disclosed on Schedule 2.25, the employment of all employees of the Company and each of the Subsidiaries is terminable at will by the Company and each of the Subsidiaries, respectively, without any penalty or severance obligation incurred by the Company or any of the Subsidiaries. Except as set forth on Schedule 2.25 and other than in the ordinary course of business consistent with past practices, neither the Company nor any of the Subsidiaries will owe any amounts to any of its employees as of the Closing Date, including, without limitation, any amounts incurred for wages, bonuses, vacation pay, sick leave or any severance obligations other than amounts owed with respect to the then current pay period. Except as and to the extent set forth in Schedule 2.25, (i) neither the Company nor any of the Subsidiaries is a party to any union agreement or collective bargaining agreement or work rules or practices agreed to with any labor organization or employee association applicable to any employees of the Company or any of the Subsidiaries and, to the Knowledge of the Company, any of the Subsidiaries or any of the Stockholders, no attempt to organize any of the employees of the Business has been made, proposed or threatened in the past three years, (ii) neither the Company nor any of the Subsidiaries is, or within the past three years has been, subject to any Equal Employment Opportunity Commission charges or other claims of employment discrimination made against it, (iii) no Wage and Hour Department investigations have been made in the past 3 years of the Company or any of the Subsidiaries, (iv) no labor strike, dispute, slowdown, stoppage or lockout is pending or, to the Knowledge of the Company, any of the Subsidiaries or any of the Stockholders, threatened against or affecting the Company, any of the Subsidiaries, their respective assets or the Business and during the past five (5) years there has not been any such action, (v) no unfair labor practice charge or complaint against the Company or any of the Subsidiaries is pending or, to the Knowledge of the Company, any of the Subsidiaries or any of the Stockholders, threatened before the National Labor Relations Board or any similar Governmental Authority, and (vi) neither the Company nor any of the Subsidiaries has received any formal notice (other than as set forth in Section
6.07 hereof) that any of the employees listed on Schedule 2.25 will terminate or contemplates terminating his or her employment currently or at any time within sixty (60) days after the Closing Date or will otherwise not be available to the Company or any of the Subsidiaries. Since the enactment of the Worker Adjustment and Retraining Notification Act (the "WARN Act"), neither the Company nor any of the Subsidiaries has effectuated (a) a "plant closing" (as defined in the WARN
Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of the Subsidiaries; or (b) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of the Subsidiaries; nor has either the Company or any of the Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any simila state or local Law. Except as set forth in Schedule 2.25, none of the Company's or any of the Subsidiaries' employees has suffered an "employment loss" (as defined in the WARN Act) since six (6) months prior to the date hereof.

                  2.26 BROKERS AND FINDERS. Except as set forth on Schedule 2.26, no finder or any agent, broker or other Person acting pursuant to authority of the Company, any of the Subsidiaries or any of the Stockholders is entitled to any commission or finder's fee in connection with the transactions contemplated by this Agreement.

                  2.27 INTERESTED TRANSACTIONS. Except as set forth in Schedule 2.27, neither the Company nor any of the Subsidiaries is a party to any Contract or other transaction with any Affiliate of the Company or any of the Subsidiaries, any Related Party of any Affiliate of the Company or any of the Subsidiaries (other than as a stockholder or employee of the Company or any of the Subsidiaries), or any Person in which any of the foregoing (individually or in the aggregate) beneficially or legall owns, directly or indirectly, five percent (5%) or more of the equity or voting interests (other than, in each case, Contracts or transactions between or among the Company and its Subsidiaries). Each of such Contracts and other transactions described in the preceding sentence was negotiated on an arm's length basis, contains pricing terms that reflected fair market value at the time entered into and otherwise contains terms and conditions comparable to those customarily contained in similar transactions between unrelated parties. Except as described in Schedule
2.27 and other than the Stockholders and their Affiliates, none of the Persons described in the first sentence of this Section 2.27 owns, or during the last three (3) years has owned, directly or indirectly, beneficially or legally, (individually or in the aggregate) five percent (5%) or more of the equity or voting interests of any Person that competes with the Company, any of the Subsidiaries or the Business.

                  2.28 OFFICERS, DIRECTORS AND BANK ACCOUNTS. Schedule 2.28 lists (i) the names of all officers and directors of the Company and each of the Subsidiaries and (ii) the name and location of each bank or other institution in which the Company or any of the Subsidiaries has any deposit account or safe deposit box in which the Company or any of the Subsidiaries has any interest or access, all account numbers and names of all Persons authorized to draw thereon or to have access thereto.


                  2.29 REPORTS AND FINANCIAL STATEMENTS. The Company has filed all reports required to be filed with the Securities and Exchange Commission since January 1, 1997 (collectively, the "SEC Reports"). None of such SEC Reports, as of their respective dates or as of the date of any amendment or supplement thereto, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading . Each of the financial statements (including the related notes) included in the SEC Reports presents fairly, in all Material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and its subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein. All of such SEC Reports, as of their respective dates, complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                2.30 STATEMENTS TRUE AND CORRECT. No representation or warranty made by the Company or the Stockholders, nor any statement, certificate or instrument furnished or to be furnished to Purchaser pursuant to this Agreement, the Other Agreements or any other document, agreement or instrument referred to herein or therein, including, without limitation, the Financial Statements, contains or will contain any untrue statement of fact or omits or will omit to state a Material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made.


                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to the Company and the Stockholders that:

                  3.01 ORGANIZATION. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia, with the corporate power and authority to carry on its business and to own, lease and operate its assets.

                3.02 CAPACITY AND VALIDITY. Purchaser has the full corporate power and authority necessary to enter into and perform its obligations under this Agreement and the Other Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Other Agreements will have been approved by all necessary action of the Board of Directors and stockholders of Purchaser on or before Closing. This Agreement has been, and the Other Agreements will be when executed and delivered, duly executed and delivered by duly authorized officers of Purchaser, and the Agreement and each of the Other Agreements constitutes, or will constitute when executed and delivered, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other simila laws relating to or affecting creditors' rights generally or general equitable principles (regardless of whether considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

                  3.03 NO CONFLICT. Except as disclosed on Schedule 3.03, neither the execution, delivery and performance of this Agreement and the Other Agreements to which it is a party by Purchaser nor the consummation of the transactions contemplated hereby or thereby, will (i) conflict with or result in a violation, contravention or breach of any of the terms, conditions or provisions of the Articles of Incorporation, as amended, or By-laws, as amended, of Purchaser, (ii) result in a Default under or require the consent or approval of any party to, Contract or License of Purchaser, (iii) result in the violation of any Law or Order, or (iv) result in the creation or imposition of any Lien.

                  3.04 BROKERS AND FINDERS. Except as set forth in Schedule 3.04, no finder or any agent, broker or other Person acting pursuant to authority of Purchaser is entitled to any commission or finder's fee in connection with the transactions contemplated by this Agreement.


                  3.05 INVESTMENT REPRESENTATION. Purchaser is purchasing the Stock for investment and is not acquiring the Stock with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended.

                  3.06 QUALIFICATION OF PURCHASER. Purchaser is fully qualified to assume control and operation of the Stations and, to the best of Purchaser's knowledge and belief, there exists no reason for the FCC to refuse to consent to the assignment of the broadcast Licenses to Purchaser.

                  3.07 FINANCING. Purchaser has all necessary financial resources or has secured a binding commitment for all financing necessary for Purchaser to consummate the transactions contemplated by this Agreement.

                  3.08 STATEMENTS TRUE AND CORRECT. No representation or warranty made by Purchaser, nor any statement, certificate or instrument furnished or to be furnished to the Company or the Stockholders pursuant to this Agreement, the Other Agreements or any other document, agreement or instrument referred to herein or therein, contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained therein not misleading.


                                  ARTICLE IV ,
 COVENANTS AND ADDITIONAL AGREEMENTS OF THE COMPANY, THE STOCKHOLDERS
                                 AND PURCHASER

                  4.01 CONDUCT OF BUSINESS. Prior to the Closing Date, except with the prior written consent of Purchaser and except as necessary to effect the transactions contemplated in this Agreement, the Company shall, and the Stockholders shall cause the Company and each of the Subsidiaries to:

                         (a) conduct the Business in substantially the same
manner as presently being conducted, and refrain from entering into any transaction or Contract other than in the ordinary course of business consistent with past practice, except as otherwise contemplated by this Agreement;

                         (b) confer on a regular and frequent basis with
Purchaser to report Material operational matters and to report the general status of ongoing operations;

                         (c) notify Purchaser of any unexpected emergency or
other change in the normal course of the Business or the operation of the assets of the Company or any of the Subsidiaries, and of any Litigation (or communications indicating that the same may be contemplated), affecting the

Company, any of the Subsidiaries, the Business or any Material assets, and keep Purchaser fully informed of such events and permit its representatives prompt access to all materials prepared i connection therewith in each case where such emergency, change, Litigation or other event could cause a Material Adverse Effect;

                         (d) except in the ordinary course of business
consistent with past practice, not make any Material capital expenditure;

                         (e) not take any action, or omit to take any action,
that would cause the representations and warranties contained in Article II hereof to be incorrect or incomplete in any Material respect;

                         (f) promptly notify Purchaser in writing of any
Material Adverse Change with respect to the Company, the Business or any of the Subsidiaries, or any condition or event which threatens to result in a Material Adverse Change with respect to the Company, the Business or any of the Subsidiaries;

                         (g) notwithstanding the $1,000,000 threshold contained
in the definition of Material Adverse Change in Article IX, use all reasonable efforts to promptly remedy any adverse change, condition or event that causes or is reasonably likely to cause any of the Stations to be or go off the air; and

                         (h) not make any agreement or commitment which will
result in or cause to occur a Default of any of the items contained in paragraphs (a) through (g) above.

Notwithstanding any of the foregoing provisions of this Section 4.01, prior to the Closing, control of the operation of the Stations shall remain exclusively with the Company, any of the Subsidiaries and the Stockholders.

                  4.02 RIGHT OF INSPECTION; ACCESS. In order to allow Purchaser to conduct its due diligence investigation, including, without limitation, environmental due diligence, the Company shall give to Purchaser and its designees, during normal working hours, full and free access to all of its and each of the Subsidiaries' respective assets, Contracts, reports and other records and shall furnish to Purchaser and its designees all additional financial, legal and other information with respect to the Company, any of the Subsidiaries, their respective assets and the Business that Purchaser may reasonably request. The Company shall also allow and arrange for Purchaser and its designees free and full access and opportunity, during normal business hours, to consult and meet with the officers, directors, employees, attorneys, accountants and other agents of the Company and each of the Subsidiaries. The Company shall instruct such individuals to cooperate fully with Purchaser and its designees. Purchaser and its designees shall have the right to make copies of any of the records referred to above. In addition to the foregoing, the Company and the Stockholders shall provide to Purchaser such evidence as Purchaser reasonably requires to verify the accuracy of the representation and warranty contained in paragraph (m) of Section 2.10. Within thirty (30) days after the date of this Agreement, the Stockholders shall provide to Purchaser a letter from Arthur Andersen in form and substance reasonably satisfactory to Purchaser and its counsel that verifies that since April 20, 1995 there has not been an ownership change (within the meaning of Section 382 of the Code) with respect to the Company. Further, at Closing, the Stockholders shall provide to Purchaser an updated letter from Arthur Andersen bringing current to the Closing Date the letter provided pursuant to the foregoing sentence. Purchaser agrees to indemnify against and hold the Company, the Subsidiaries and the Stockholders harmless from any claim for Liability, costs, expenses (including reasonable attorneys' fees actually incurred), damages or injuries arising out of or resulting from the inspection of the Company by Purchaser or its agents.

                  4.03 OTHER OFFERS AND EXCLUSIVE DEALING. Unless and until this Agreement is terminated prior to Closing pursuant to Section 8.01, the Company and each of the Stockholders shall, and shall cause each of the Subsidiaries to, deal exclusively with Purchaser with respect to the sale of the Stock or any assets or properties of the Company or any of the Subsidiaries. In addition, unless and until this Agreement is terminated prior to Closing pursuant to
Section 8.01, neither the Company no any of the Stockholders, acting in any capacity, shall, and the Company and the Stockholders shall direct each of the Subsidiaries and the officers, directors, limited partners, general partners (as applicable), financial advisors, accountants and counsel of the Company, any of the Subsidiaries and the Stockholders not to, either directly or indirectly, through the Company, any of the Subsidiaries, any officer, director, employee, agent or otherwise, (a) solicit, initiate or encourage submission of proposals or offers from any Person relating to any purchase of the Stock, or any merger, sale of substantial assets, or purchase of securities or similar transaction involving the Company or any of the Subsidiaries, (b) participate in any discussions or negotiations regarding, or, except as required by a legal or judicial process, furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to purchase the assets of the Company or any of the Subsidiaries, or engage in a merger, purchase of substantial assets or purchase of stock or similar transaction involving the Company or any of the Subsidiaries, or (c) approve or undertake any such transaction. If, notwithstanding the foregoing, the Company, the Stockholders or any of their respective shareholders, directors, partners, officers, employees or agents shall receive any written proposal or inquiry regarding any such transaction, the Company and the Stockholders shall, and shall cause any of the Subsidiaries to, promptly communicate to Purchaser the terms of any such proposal or offer upon Knowledge or receipt of such written proposal or offer.

                  4.04 CONFIDENTIALITY. For a period of one (1) year from and after the date hereof, each of Purchaser, the Company and the Stockholders agrees that it will not, and will use reasonable efforts to ensure that none of its representatives or Affiliates will, use in the conduct of its business (except as contemplated by this Agreement), or disclose to or file with any other Person (other than financing sources, financial advisors, accountants and attorneys for the foregoing who will be informed of the confidential nature of such information and who have a need to know such information), (a) any confidential or non-public information relating to the other parties to this Agreement or (b) the existence of this Agreement or the fact of the transactions contemplated hereby, except (i) for a disclosure that is required by Law or by a Governmental Authority or is reasonably believed to be so required, including, without limitation, disclosures to the FCC and the Department of Justice for purposes of obtaining consents to the transactions contemplated hereby and disclosures to the Securities and Exchange Commission and related public disclosures (in connection with public offerings or otherwise); (ii) information that is ascertainable or obtained from public or published information; (iii) information received from a Third Party not known to the disclosing party to be under an obligation to keep such information confidential; (iv) information independently developed by the disclosing party or (v) information disclosed to or filed with any Persons necessary to obtaining the consents or the equity and debt financing relating to the transactions contemplated by this Agreement. Notwithstanding the foregoing, (i) neither Purchaser nor its assignees, in the course of any investigation it shall deem necessary and desirable in connection with the transactions contemplated by this Agreement, shall be prohibited from discussing the Company, any of the Subsidiaries, their respective assets and the Business with others having business dealings with the Company or any of the Subsidiaries, and (ii) the foregoing provisions of this Section 4.04 shall not apply to Purchaser or any of its representatives or Affiliates after consummation of the transactions contemplated hereby at the Closing with respect to information relating to the Company or its Subsidiaries. If the transaction contemplated by this Agreement is not consummated, each party will return or destroy as much of such written information as the party furnishing such information may reasonably request.

                  4.05 CONSENTS AND APPROVALS. The Company and the Stockholders shall obtain the waiver, consent and approval of all Persons whose waiver, consent or approval (i) is required in order to consummate the transactions contemplated by this Agreement, or (ii) is required by any Material Contract, Order, Law or License to which the Company, any of the Subsidiaries or any of the Stockholders is a party or subject on the Closing Date, and Purchaser shall cooperate with the Company and the Stockholders in connection therewith. All written waivers, consents and approvals obtained by the Company and the Stockholders shall be produced at Closing in form and content reasonably satisfactory to Purchaser.

                  4.06 SUPPLYING OF FINANCIAL STATEMENTS. The Stockholders shall cause the Company and each of the Subsidiaries to deliver to Purchaser within twenty (20) days following the end of each month true and complete copies of all unaudited monthly financial statements of the Company and each of the Subsidiaries for each calendar month ending subsequent to the date hereof and prior to the Closing Date in the format historically utilized internally by the Company and each of the Subsidiaries. In addition, the Stockholders shall cause the Company and each of the Subsidiaries to deliver to Purchaser as soon as practicable consolidated audited financial statements as of December 28, 1997 and for the year then ended.

                  4.07 QUALIFICATION AND CORPORATE EXISTENCE. The Company shall deliver to Purchaser (i) certificates of the Secretary of State of the State of Delaware, dated within ten (10) days prior to the Closing Date, stating that the Company and each of the Subsidiaries are corporations in good standing under the laws of the State of Delaware, and have paid all applicable franchise and other fees and Taxes due to such state and (ii) certificates of the appropriate officials of the states and foreign jurisdictions listed on Schedule 2.03, each dated not more than ten (10) days prior to the Closing Date, stating that each of the Company and each of the Subsidiaries is duly qualified and in good standing to transact business as a foreign corporation as stated in Section 2.03 in each such state and foreign jurisdiction and has paid all applicable franchise and other fees and Taxes due to each such state and foreign jurisdiction.

                  4.08 PUBLIC ANNOUNCEMENTS. Upon execution of this Agreement, Purchaser and the Company shall each issue a press release and public announcement regarding this Agreement and the transactions contemplated hereby, each of which press releases shall be reasonably satisfactory to the other party. Except as permitted by the foregoing sentence or Section 4.04, none of Purchaser, the Company, or the Stockholders, nor any of their representatives or Affiliates, shall make any public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other parties hereto unless required by Law or judicial process, in which case notification shall be given to the other parties hereto prior to such disclosure.

                  4.09 CLOSING CONDITIONS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to take, or cause to be taken, all commercially reasonable actions to consummate the transactions contemplated by this Agreement and to satisfy the conditions precedent to Closing set forth in Article VI and Article VII of this Agreement.

                  4.10 SUPPLEMENTS TO SCHEDULES. The Company and the Stockholders shall from time to time after the date hereof, supplement or amend the Schedules referred to in Article II with respect to any matter arising after the date hereof which, if existing or occurring at the date hereof, would have been required to be set forth or described in such Schedules. Purchaser may unilaterally extend the Closing Date if necessary to allow Purchaser five (5) business days to review such supplements to the Schedules prior to the Closing Date. If, in Purchaser's reasonable determination, any such supplements to the Schedules reveal any Material Adverse Change with respect to the Company, any of the Subsidiaries or the Business, or any condition or event which threatens to result in a Material Adverse Change with respect to the Company, any of the Subsidiaries or the Business, Purchaser may, subject to the Stockholder's right to cure any such Material Adverse Change or reduce the Purchase Price in the manner contemplated herein, terminate this Agreement pursuant to Section 8.01.

                  4.11 CERTAIN TAX MATTERS.

                           (a) Purchaser, on the one hand, and the Company and
the Stockholders, on the other hand, shall provide the other parties to this Agreement, at the expense of the requesting party, with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, any audit or other examination by any Governmental Authority, or any judicial or administrative proceedings relating to any Liability for Taxes, and each will retain and provide the requesting party with any records or information that may be relevant to any of the foregoing.

                           (b) The Stockholders shall cause the Company to
prepare and file on or before the due date therefor (including any extensions thereof) all Tax Returns and amendments thereto required to be filed by the Company on or before the Closing Date, and shall cause the Company to pay, or cause to be paid, all Taxes (including estimated taxes) due on such Tax Return or which are otherwise required to be paid at any time prior to or during such period. Such Tax Returns shall be prepare in accordance with the most recent Tax practices as to elections and accounting method. Purchaser shall have a reasonable opportunity to review all Material Tax Returns and amendments thereto prior to their filing.

                           (c) The Stockholders shall not, without the prior
written consent of Purchaser, file or cause to be filed, any amended Tax Return or claim for Tax Refund with respect to the Company or any Subsidiary for any period ending on or before the Closing Date, to the extent that any such filing may affect the Tax Liability of Purchaser, any of its Affiliates, the Company or any Subsidiary for any period ending after the Closing Date (including, but not limited to, the imposition of Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards).

                           (d) To the extent the Company, any of the
Subsidiaries or any of the Stockholders have Knowledge of the commencement or scheduling of any Tax audit, the assessment of any Tax, the issuance of any notice of Tax due or any bill for collection of any Tax, or the commencement or scheduling of any other administrative or judicial proceeding with respect to the determination, assessment or collection of any Tax of the Company or any of the Subsidiaries, the Company, the Subsidiarie or the Stockholders shall provide prompt notice to Purchaser of such matter, setting forth information (to the extent Known) describing any asserted Tax Liability in reasonable detail and including copies of any notice or other documentation received from the applicable Tax authority with respect to such matter.

                           (e) The Stockholders shall furnish Purchaser on or
before the Closing Date an affidavit, stating, under penalty of perjury, the transferor's United States taxpayer identification number and that the transferor is not a foreign person, pursuant to Section 1445(b)(2) of the Code.

                           (f) The Stockholders shall not agree to settle any
Tax Liability or compromise any claim with respect to Taxes which settlement or compromise may affect the Liability for Taxes hereunder (or right to Tax benefit hereunder) of the Company or Purchaser without Purchaser's prior written consent.

                  4.12 EXPENSES.

                           (a) Except as provided below, regardless of whether
the transactions contemplated by this Agreement are consummated, the Company shall be responsible for all expenses and fees incurred by it and by the Stockholders in connection with the transactions contemplated hereby and Purchaser shall be responsible for all expenses and costs incurred by it in connection with the transactions contemplated hereby.

                           (b) At the Closing the Stockholders shall pay out of
the Purchase Price all Taxes, if any, relating to the transfer of the Stock to Purchaser. The Stockholders shall file all necessary documentation and Tax Returns required to be filed by them with respect to such Taxes.

                           (c) The Company and Purchaser each shall pay one-half
of the costs and fees relating to the environmental report or reports required by Section 6.13.

                           (d) The Company and Purchaser shall each pay one-half
of the initial $45,000 filing fee associated with the pre-merger notifications and reports required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                           (e) The Company shall bear the costs and expenses
associated with delivery of the title documents described in Section 6.14.

                           (f) The Company and Purchaser shall each pay one-half
of the processing fees incident to the filing of the transfer of control applications with the FCC; provided that none of the Company or any Stockholder shall have any obligation to pay any such processing fees arising out of the transactions contemplated by Section 4.16.

                  4.13 FURTHER ASSURANCES. At any time and from time to time after the Closing, the Company and the Stockholders shall, at the request of Purchaser, take any and all actions necessary to fulfill their respective obligations hereunder, to put Purchaser in actual possession and control of the Stock and execute and deliver such further instruments of conveyance, sale, transfer and assignment, and take such other actions necessary or desirable to effectuate, record or perfect the transfer o the Stock to Purchaser free and clear of all Liens, to confirm the title of the Stock to Purchaser, to assist Purchaser in exercising rights relating thereto, or to otherwise effectuate or consummate any of the transactions contemplated hereby.

                  4.14 DELIVERY OF BOOKS AND RECORDS. The Company and the Stockholders shall deliver to Purchaser at the Closing all original documents, books and records pertaining to the Company, the Business and the Stock, including without limitation, the original minute books and stock record books. The Company and the Stockholders may retain copies of any of the foregoing for their own use. Without limiting the generality of the foregoing, the Company and the Stockholders shall deliver to Purchaser at the Closing all documents and records relating to the Intellectual Property, including without limitation, Certificates of Registration for all letters patent, trademarks and service marks listed on Schedule 2.14 and all such documents relating thereto.

                  4.15     FCC MATTERS.

                           (a) If not previously filed, then as promptly as
practical following the date of this Agreement, the Company and Purchaser or its assignees shall prepare and file, and the Company shall cause each of the Subsidiaries as may be required or necessary to prepare and file, with the FCC all necessary applications for approval of the transactions contemplated in this Agreement. In connection therewith, Purchaser or its assignees shall provide the information requested by the FCC and take actions reasonably necessary to enable the FCC to grant the applications including, but not limited to, authority for KGIN-TV to operate as a satellite of KOLN-TV within the time periods contemplated by this Agreement.

                           (b) The Company, each of the Stockholders and
Purchaser further covenant that from the date hereof until the Closing Date, without the prior written consent of the Company or Purchaser, as the case may be, neither the Company nor Purchaser shall take any action, and neither the Company nor any of the Stockholders shall permit any of the Subsidiaries to take any action, that is reasonably likely to adversely affect, or delay or interfere with, obtaining the FCC Order or complying with or satisfying the terms thereof, including without limitation, acquiring any new or increased attributable interest, as defined in the FCC rules, in any media property, which property could not be held (without the need for a waiver) in common control by the Company, any of the Subsidiaries and Purchaser following the Closing Date.

                  4.16 COOPERATION TO EFFECT STATION EXCHANGE. Each of the Stockholders and the Company shall use reasonable efforts to cooperate with Purchaser to effect a tax-free, like-kind exchange of Purchaser's Albany station with a designated purchaser of one or more of the Stations, provided that such exchange shall not be likely to cause the Closing to occur subsequent to September 1, 1998. Purchaser will bear all costs and expenses resulting from or arising out of any such like-kind exchange In addition, the identification of such purchaser, the closing of such transaction or the execution of documents relating thereto shall not be a condition to the Closing. The provisions of this Section will expire if Purchaser has not identified to the Stockholders such designated purchaser and the terms of such like-kind exchange by April 15, 1998.

                  4.17 NAME CHANGE. Immediately following the Closing, Purchaser shall cause the Company to take all action necessary to change its name to delete any references to "Busse" therein.

                  4.18 SEVERANCE AND INCENTIVE PAYMENTS. The parties intend that either (i) prior to the Closing, the Company will make payments to certain of its employees or former employees pursuant to the Company's obligations to make severance or incentive payments as a result of the transactions contemplated by this Agreement, which payments include payments required under the Company's Long Term Incentive Plan, the Company's Incentive Fee Plan, the Amended and Restated Employment Agreement with Lawrence A. Busse and the Amended and Restated Employment Agreement with James C. Ryan or (ii) the amount of such obligations will be a reduction in the Purchase Price pursuant to Section 1.02. Further, the Company and the Stockholders shall provide Purchaser with such evidence as it shall reasonably require to verify that such payments were made prior to the Closing or to verify the amount of such obligations for purposes of calculating the Purchase Price.

                  4.19 HSR FILINGS. Purchaser, the Company and the Stockholders shall, as promptly as practicable following the execution of this Agreement, and in cooperation with each other, file with the Department of Justice and the Federal Trade Commission the premerger notification forms and any other documents required under the HSR Act, and each shall use its best efforts to obtain earliest termination of all waiting periods under the HSR Act.

                  4.20 FURTHER ACTIONS. Subject to the terms and conditions of this Agreement, the Stockholders, the Company and Purchaser each agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated in this Agreement and to satisfy the conditions hereto, in each case in as prompt a manner as is reasonably possible.

                                   ARTICLE V .
                 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES .

                None of the representations or warranties made by the parties in this Agreement and the Other Agreements shall survive the Closing hereunder.


                                  ARTICLE VI .
               CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

         The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by Purchaser for purposes of consummating such transactions, but without prejudice to any other right or remedy which Purchaser may have hereunder as a result of any misrepresentation by, or breach of any agreement, covenant or warranty of the Company or the Stockholders contained in this Agreement or any Other Agreement:


                  6.01 REPRESENTATIONS TRUE AND COVENANTS PERFORMED AT CLOSING. The representations and warranties made by the Company and each of the Stockholders shall be correct and complete in all Material respects on the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date. The Company and each of the Stockholders shall have each duly performed and complied in all Material respects with all of the agreements, covenants, acts and undertakings to be performed or complied with by it in all Material respects on or prior to the Closing Date. The Company and each of the Stockholders shall have delivered to Purchaser a certificate or certificates dated as of the Closing Date certifying as to the fulfillment of the conditions of this Section 6.01. Notwithstanding any other provision of this Agreement to the contrary, for purposes of this
Section 6.01, all Materiality qualifications contained in the representations and warranties made by the Company and each of the Stockholders shall be disregarded and given no effect.

                  6.02 INCUMBENCY CERTIFICATE. Purchaser shall have received an appropriate incumbency certificate or certificates, dated the Closing Date, certifying the incumbency of all officers of the Company and the partners and agents of each Stockholder who have executed this Agreement and the Other Agreements. The certificate or certificates shall contain specimens of the signatures of each of the officers, agents and partners whose incumbency is certified and shall be executed by officers of the Company and partners of each Stockholder other than officers and partners, respectively, whose incumbency is certified.

                  6.03 CERTIFIED COPIES OF RESOLUTIONS. Purchaser shall have received copies, certified by the duly qualified and acting Secretary or Assistant Secretary of the Company and each corporate general partner of any Stockholder, of resolutions adopted by the Board of Directors of the Company and each such corporate partner of any Stockholder approving this Agreement and the Other Agreements and the consummation of the transactions contemplated hereby and thereby.

                  6.04 OPINIONS OF COUNSEL. Purchaser shall have received (i) a written opinion of Cadwalader, Wickersham & Taft, counsel to the Stockholders, dated the Closing Date and substantially in the form of Exhibit 6.04(i) attached hereto and made a part hereof by this reference, (ii) a written opinion of Winston & Strawn, counsel to the Company and the Subsidiaries, dated the Closing Date and substantially in form and substance reasonably satisfactory to Purchaser and its counsel, and (iii) a written opinion of Pepper & Corazzini L.L.P., FCC counsel to the Company and each of the Subsidiaries, dated the Closing Date and substantially in the form of Exhibit 6.04(ii) attached hereto and made a part hereof by this reference.

                  6.05 NO MATERIAL ADVERSE CHANGE. There shall not have occurred any Material Adverse Change, or any condition or event that is reasonably likely to cause a Material Adverse Change, with respect to the Business, the Company, or any of the Subsidiaries, taken as a whole, or any of their respective assets from the Balance Sheet Date. The Company and each of the Stockholders shall have delivered to Purchaser a certificate or certificates dated as of the Closing Date executed by the Company and each of the Stockholders certifying the foregoing statement.

                  6.06 NO INJUNCTION, ETC. No Litigation, Law, Order or legislation shall have been instituted, threatened or proposed by a Third Party before any court or Governmental Authority to enjoin, restrain, prohibit or obtain damages in respect of this Agreement or the consummation of the transactions contemplated hereby, if such Litigation, Law, Order or legislation, in the reasonable judgment of Purchaser, would make it inadvisable to consummate the transactions contemplate hereby.

                  6.07 RESIGNATIONS. Purchaser shall have received a written instrument signed by each of the directors and officers of the Company and each of the Subsidiaries resigning from the Board of Directors and as corporate officers of the Company and each of the Subsidiaries, as the case may be, effective the Closing Date.

                  6.08 APPROVAL OF LEGAL MATTERS. All actions, proceedings, instruments and documents reasonably deemed necessary or appropriate by Purchaser or its attorneys to effectuate this Agreement and to consummate the transactions contemplated hereby shall have been approved by such attorneys in the exercise of their reasonable discretion.

                  6.09 FCC APPROVALS. The FCC shall have given all requisite approvals and consents, without any condition or qualification Materially adverse to Purchaser or its assignee, the Company or any of the Subsidiaries or Materially adverse to the operations of the Business, to the acquisition of control of the Company or any of the Subsidiaries by Purchaser as provided in this Agreement (whether or not any appeal or request for reconsideration or review is pending or the time for filing any appeal or request for reconsideration or review, or for any sua sponte action by the FCC with similar effect has expired), including without limitation, any Materially Adverse Condition on Purchaser's acquisition or operation of any of the Stations. In addition, the FCC shall have granted the renewal of the FCC Licenses of each Station for a full eight (8) year term from the date of the expiration of the most recent License term.

                  6.10 HART-SCOTT APPROVAL. All waiting periods applicable to this Agreement and the transactions contemplated hereby under the Hart-Scott Act shall have expired or been terminated.

                  6.11 ENVIRONMENTAL REPORT. Prior to the Closing, the Company shall (i) provide to Purchaser a letter from the Nebraska Department of Environmental Quality ("DEQ") stating that no further investigation or remediation will be required by DEQ related to the two fuel oil underground storage tanks formerly located at KOLN-TV, Lincoln, Nebraska and noted in
Section 4.7 of the Environmental Report
related to KOLN-TV (the "Former USTs"), or (ii) cause, at its sole cost and expense, Montgomery Watson or such other environmental consultant as shall be reasonably acceptable to Purchaser (the "Environmental Consultant") to perform an investigation, consistent with applicable state regulations (the "Investigation"), of the area surrounding the Former USTs to determine if contamination from the Former USTs is present. In the event actionable levels of contamination related to the Former USTs are detected by such Investigation, the Stockholders may, at their sole discretion, elect to cause the Company to remediate the identified contamination in compliance with applicable state regulations (the "Remedial Action"). In the event the Stockholders do not make such election or the Remedial Action is not completed on or prior to the Closing Date, then the Purchase Price shall be reduced by the amount determined by the Environmental Consultant to be reasonably necessary to complete the Remedial Action. The Company shall keep the Purchaser reasonably apprised of the status of any Investigation or Remedial Action by providing the Purchaser with Material documents and information relating to the performance of the Investigation and Remedial Action.

                Prior to the Closing, the Company shall further cause Montgomery Watson or the Environmental Consultant to visually observe the towers located in Beaver Crossing and Heartwell, Nebraska and provide a letter report summarizing such observations to Purchaser and the Company. The Environmental Consultant's costs to conduct such visual observations shall be paid equally by the Stockholders and Purchaser. Such letter report shall state that no condition exists with respect to the assets currently owned, leased, operated, or controlled by the Company or any of the Subsidiaries that has resulted in, or would reasonably be expected to result in, any violation of an Environmental Law, any Environmental Claim, or in any Liability relating to an Environmental Matter. Such report shall include an estimate of the total cost of remedying any such condition reported therein. In the event such letter report indicates that such a condition exists, the Stockholders shall remedy such condition to Purchaser's reasonable satisfaction within ninety (90) days after the date of the Stockholders' receipt of the final draft of the letter report. If such condition cannot be remedied to Purchaser's reasonable satisfaction within ninety (90) days, the Purchase Price shall be reduced by the amount determined by Montgomery Watson or the Environmental Consultant to be reasonably necessary to remedy such condition.

                  6.12 SALES AND USE TAXES. The Company shall have used its reasonable best efforts to obtain and deliver to Purchaser an updated certificate or certificates from the Michigan, Nebraska and Wisconsin Departments of Revenue (or similar Taxing authorities) and from any other state and foreign Tax authority listed on Schedule 2.03 stating that no sales or use Taxes are due relating to the Business or the assets or operations of the Company or any of the Subsidiaries prior to Closing.

                  6.13 TITLE DOCUMENTS. Purchaser shall have received an owner's title insurance policy (or an endorsement to an existing owner's title insurance policy) for each parcel of the Owned Real Property bringing forward the effective date of the policy to the Closing Date subject to no additional Liens other than Permitted Liens and reflecting no change in ownership of the Owned Real Property. With respect to each parcel of Leased Real Property in which the Company or any of its Subsidiaries is the lessee, except for the Kalamazoo, Michigan leased property, Purchaser shall have received a leasehold insurance policy insuring the Company or its Subsidiary, as the case may be, subject to no Liens other than Permitted Liens and a current updated and revised ALTA survey. Each of the title insurance policies described in this Section 6.13 shall contain zoning endorsements in form and substance reasonably satisfactory to Purchaser and shall be paid equally by the Stockholders and Purchaser. The title insurance commitment for the owner's title insurance policy for the Owned Real Property in Eau Claire County, Wisconsin will be endorsed to remove exception No. 21 relating to a mortgage held by Chemical Bank so that the policy when issued will contain no special exception for the mortgage held by Chemical Bank, but will reference the estate, right, title and interest of Americus (successor to Sage Broadcasting) and all parties claiming by, through or under Americus.


                                   ARTICLE VII
       CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND STOCKHOLDERS

                  The obligations of the Company and the Stockholders to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by the Company and the Stockholders for purposes of consummating such transactions, but without prejudice to any other right or remedy which the Company and the Stockholders may have hereunder as a result of any misrepresentation by, or breach of any agreement, covenant or warranty of Purchaser contained in this Agreement or any Other Agreement:

                  7.01 REPRESENTATIONS TRUE AND COVENANTS PERFORMED AT CLOSING. The representations and warranties made by Purchaser shall be correct and complete in all Material respects on the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date. Purchaser shall have duly performed and complied with all of the agreements, covenants, acts and undertakings to be performed or complied with by it on or prior t the Closing Date. Purchaser shall have delivered to the Company and the Stockholders a certificate dated as of the Closing Date certifying as to the fulfillment of the conditions of this Section 7.01. Notwithstanding any other provision of this Agreement to the contrary, for purposes of this Section 7.01, all Materiality qualifications contained in the representations and warranties made by Purchaser shall be disregarded and given no effect.

                  7.02 INCUMBENCY CERTIFICATE. The Company and the Stockholders shall have received an incumbency certificate or certificates dated the Closing Date certifying the incumbency of all officers of Purchaser who have executed this Agreement or documents in connection with this Agreement. The certificate or certificates shall contain specimens of the signatures of each of the officers whose incumbency is certified and shall be executed by an officer of Purchaser other than an officer whose incumbency is certified.

                  7.03 CERTIFIED COPIES OF RESOLUTIONS. The Company and the Stockholders shall have received copies, duly certified by the duly qualified and acting Secretary or Assistant Secretary of Purchaser of resolutions adopted by the Board of Directors of Purchaser approving this Agreement and the consummation of the transactions contemplated herein.

                  7.04 NO INJUNCTION, ETC. No Litigation, Law, Order or legislation shall have been instituted, threatened or proposed by a Third Party before any court or Governmental Authority to enjoin, restrain, prohibit or obtain damages in respect of this Agreement or the consummation of the transactions contemplated hereby, if such Litigation, Law, Order or legislation, in the reasonable judgment of Purchaser, would make it inadvisable to consummate the transactions contemplated hereby.

                  7.05 HART-SCOTT ACT APPROVAL. All waiting periods applicable to this Agreement and the transactions contemplated hereby under the Hart-Scott Act shall have expired or been terminated.

                  7.06 APPROVAL OF LEGAL MATTERS. All actions, proceedings, instruments and documents reasonably deemed necessary or appropriate by the Stockholders or their attorneys to effectuate this Agreement and to consummate the transactions contemplated hereby shall have been approved by such attorneys in the exercise of their reasonable discretion.

                  7.07 FCC APPROVALS. The FCC shall have given all requisite approvals and consents, without any condition or qualification Materially adverse to Purchaser or its assignee, the Company or any of the Subsidiaries or Materially adverse to the operations of the Business, to the acquisition of control of the Company or any of the Subsidiaries by Purchaser as provided in this Agreement (whether or not any appeal or request for reconsideration or review is pending or the time for filing any appeal or request for reconsideration or review, or for any sua sponte action by the FCC with similar effect has expired), including without limitation, any Materially Adverse Condition on Purchaser's acquisition or operation of any of the Stations. In addition, the FCC shall have granted the renewal of the FCC Licenses of each Station for a full eight (8) year term from the date of the expiration of the most recent License term.

                  7.08 OPINIONS OF COUNSEL. The Stockholders shall have received a written opinion of either Heyman & Sizemore or Alston & Bird, LLP, counsel to Purchaser, dated the Closing Date and in form and substance reasonably satisfactory to the Stockholders and their counsel.

                                  ARTICLE VIII
                                   TERMINATION

                  8.01 CAUSES FOR TERMINATION. This Agreement and the transactions contemplated by this Agreement may be terminated at any time prior to the Closing Date: (i) by the mutual consent of the Stockholders and Purchaser; (ii) by Purchaser in the event the conditions set forth in Article VI of this Agreement shall not have been satisfied or waived by September 1, 1998;
(iii) by the Stockholders in the event that the conditions set forth in Article VII of this Agreement shal not have been satisfied or waived by September 1, 1998; (iv) by Purchaser pursuant to Sections 4.10 or 6.11; or (v) by Purchaser or the Stockholders at any time if Purchaser determines in good faith that any Material Adverse Change, or any condition or event that is reasonably likely to cause a Material Adverse Change, with respect to the Company, any of the Subsidiaries, their respective assets or the Business shall have occurred or been discovered since the Balance Sheet Date.

                  8.02 NOTICE OF TERMINATION. Notice of termination of this Agreement as provided for in this Article VIII shall be given by the party so terminating to the other parties hereto in accordance with the provisions of
Section 10.01.

                  8.03 EFFECT OF TERMINATION. (a) In the event of a termination of this Agreement pursuant to Section 8.01 hereof, except for the confidentiality provisions of Section 4.04, which shall remain in full force and effect, this Agreement shall become void and of no further force and effect, and each party shall pay the costs and expenses incurred by it in connection with this Agreement, and no party (or any of its agents, counsel, representatives, Affiliates or assigns) shall be liable to any other party for any Loss hereunder. Notwithstanding the foregoing sentence, if the non-occurrence of Closing is the direct or indirect result of the Material Default by any of the Stockholders or the Company of any of their or its respective obligations hereunder, including without limitation, any Material inaccuracy in any representation or warranty made by such party, and Purchaser has not Materially Defaulted on any of its obligations hereunder, such Defaulting parties shall be fully liable to Purchaser for any such Default; and if the non-occurrence of

Closing is the direct or indirect result of the Material Default by Purchaser of any of its obligations hereunder, and neither the Company nor any of the Stockholders has Materially Defaulted on any of its respective obligations hereunder, the LC shall be paid to the Stockholders as liquidated damages to compensate the Stockholders and the Company for the damages resulting to such parties from such Default. The parties agree that actual damages pursuant to a breach o this Agreement prior to the Closing would be impossible to measure. Receipt of the LC shall be the sole and exclusive remedy that the Stockholders and the Company shall have in the event of such Default and shall constitute a waiver of any and all other legal or equitable rights or remedies that any of the Stockholders or the Company may otherwise have as a result of Purchaser's Default, and that in consideration for the receipt of the LC as liquidated damages, neither the Company nor any of the Stockholders may obtain any further legal or equitable relief, including specific performance, to which it may otherwise have been entitled and Purchaser shall have no further Liability to the Company or any of the Stockholders as a result of such Default or the non-occurrence of Closing.

                           (b) If the Closing does not occur due to the
nonfulfillment of any of the conditions in Article VI or for any other reason except Purchaser's Material Default in the performance of any of its obligations under this Agreement, neither the Company nor any of the Stockholders shall be entitled to the LC and, promptly after the termination of this Agreement, the LC shall be returned to Purchaser. In addition, the Company and each of the Stockholders acknowledge that Purchaser, a its option (to be exercised in its sole and absolute discretion), may elect to have the Agreement specifically performed by the Company and the Stockholders in addition to receipt of the LC. The Company and the Stockholders further acknowledge that any breach of this Agreement by either the Company or any of the Stockholders will cause irreparable damage and injury to Purchaser and that Purchaser will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond.

                           (c) It is agreed that time is of the essence in the
performance and satisfaction of this Agreement and each of the conditions specified in Articles VI and VII of this Agreement are Material for purposes of this Agreement.


                  8.04 RISK OF LOSS. The Stockholders assume all risk of condemnation, destruction or Loss to the Company or any of the Subsidiaries due to fire or other casualty from the date of this Agreement until the Closing.


                                   ARTICLE IX
                                   DEFINITIONS

                The following terms (in their singular and plural forms as appropriate) as used in this Agreement shall have the meanings set forth below unless the context requires otherwise:

                "ACCOUNTS RECEIVABLE" means, as of any applicable date, all accounts receivable, notes receivable, and other monies due to the Company or any of the Subsidiaries for sales and deliveries of goods, performance of services and other business transactions (whether or not on the books of the Company or any of the Subsidiaries).

                "AFFILIATE" of a Person means: (i) any Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employee, agent, or representative or direct or indirect beneficial or legal owner of any

10% or greater equity or voting interest of such Person (other than the limited partners of the Stockholders); (iii) any entity for which a Person described in (ii) above acts in any such capacity.

                "AGREEMENT" means this Stock Purchase Agreement, including the Exhibits and Schedules delivered pursuant hereto or referred to herein, each of which is incorporated herein by reference.

                "BALANCE SHEET" means initially, the consolidated balance sheet of the Company and each of the Subsidiaries as of September 28, 1997 and included in the Financial Statements and, subsequently, when delivered to Purchaser pursuant to Section 4.06, the consolidated audited balance sheet of the Company and each of the Subsidiaries as of December 28, 1997 and included in the Financial Statements.

                "BALANCE SHEET DATE" means the date of the most recent Balance Sheet.

                "BOARD OF DIRECTORS" means the Board of Directors of a Person that is a corporation.

                "BUSINESS" means the Company's business conducted through the Subsidiaries, of owning and operating (i) the television station KOLN/TV, serving Lincoln, Nebraska, (ii) the television station KGIN-TV, serving Grand Island, Nebraska and (iii) the television station WEAU-TV serving Eau Claire and LaCrosse, Wisconsin.

                "BUSINESS DAY" means a day other than a Saturday, a Sunday, a day on which banking institutions in the State of Georgia are authorized or obligated by law or required by executive order to be closed, or a day on which the New York Stock Exchange is closed.

                "CERTIFICATE OF INCORPORATION" means the certificate of incorporation of a Person that is a corporation.

                "CLOSING" means the consummation of the transactions contemplated by this Agreement.

                "CLOSING DATE" means the fifth business day after issuance of the FCC Order as set forth in Section 4.15 and the satisfaction (or waiver) of all of the conditions set forth in Articles VI and VII, or such other date as the parties may agree in writing; provided that the Closing Date may be extended to September 1, 1998 by Purchaser as necessary to effectuate the tax-free like-kind exchange described in Section 4.16; provided, further, that the provisions of Section 4.16 shall continue to b in effect on the date of issuance of such FCC Order.

                "CODE" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                "COMMITMENTS" means the owner's title insurance policy commitments contained in Schedule 2.11.

                "COMMON STOCK" means the $.01 par value per share common stock of the Company.

                "COMPUTER SOFTWARE" means all computer programs, materials, tapes, source and object codes, and all prior and proposed versions, releases, modifications, updates, upgrades and enhancements thereto, as well as all documentation and listings related thereto used in the Business.

                "CONTRACT" means any written or oral contract, agreement, understanding, lease, usufruct, license, plan, instrument, commitment, restriction, arrangement, obligation, undertaking, practice or authorization of any kind or character or other document to which any Person is a party or that is binding on any Person or its securities, assets or business.

                "DATABASES" means databases in all forms, versions and media, together with prior and proposed updates, modifications and enhancements thereto, as well as all documentation and listings therefor used in the Business, other than Licenses.

                "DEFAULT" means (1) a breach of, default under, or misrepresentation in or with respect to any Contract or License, (2) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of, default under, or misrepresentation in any Contract or License, or (3) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right to terminate, change the terms of or renegotiate any Contract or License or to accelerate, increase, or impose any Liability under any Contract or License.

                "EMPLOYEE BENEFIT PLAN" means collectively, each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, any other written or unwritten employee program, arrangement, agreement or understanding, whether arrived at through collective bargaining or otherwise, any medical, vision, dental or other health plan, any life insurance plan, or any other employee benefit plan or fringe benefit plan, including, without limitation, any "employee benefit plan," as that term is defined in Section 3(3) of ERISA currently or previously adopted, maintained by, sponsored in whole or in part by, or contributed to by the Company, any of the Subsidiaries or any other ERISA Affiliate thereof or under which the Company, any of the Subsidiaries, any other ERISA Affiliate thereof has any Liability for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate. "Employee Benefit Plans" also means any plans, programs, agreements, arrangements or understandings previously maintained by, sponsored in whole or in part by, or contributed to by the Company, any of the Subsidiaries, or any other ERISA Affiliate thereof that could result in a Material Liability to the Company or any of the Subsidiaries, including but not limited to, any plan covered by or subject to Title IV of ERISA. Employee Benefit Plans include (but are not limited to) "employee benefit plans" as defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom, understanding or arrangement providing compensation or other benefits to any current or former officer or employee or director or independent contractor of the Company, any of the Subsidiaries or any dependent or beneficiary thereof, maintained by the Company or any of the Subsidiaries or under which the Company or any of the Subsidiaries has any obligation or Liability, whether or not they are or are intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funding or unfunded, (iv) actual or contingent, or (v) generally available to any or all employees (or former employees) of the Company or any of the Subsidiaries (or their beneficiaries or dependents), including, without limitation, all incentive, bonus, deferred compensation, flexible spending accounts, cafeteria plans, vacation, holiday, medical, disability, share purchase or other similar plans, policies, programs, practices or arrangements.

                "ENVIRONMENTAL LAWS" means all Laws relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases or threatened releases of any Hazardous Substance, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substance.

                "ENVIRONMENTAL LITIGATION" means any Litigation against the Company, any of the Subsidiaries, or the Business or the assets of the Company, or any of the Subsidiaries (including, without limitation, written notice or other written communication by any Person alleging potential Liability for investigatory costs, cleanup costs, private or governmental response or remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based upon, or resulting from (i) any Environmental Matter or (ii) any circumstances or state of facts forming the basis of any Liability or alleged Liability under, or violation or alleged violation of, any Environmental Law.

                "ENVIRONMENTAL MATTER" means any matter or circumstances related in any manner whatsoever to (i) the emission, discharge, disposal, release or threatened release of any Hazardous Substance into the environment, or (ii) the transportation, treatment, storage, recycling or other handling of any Hazardous Substance or (iii) the placement of structures or materials into waters of the United States, by, in each case, the Company, any of the Subsidiaries or any of their respective predecessors o (iv) the presence of any Hazardous Substance, including, but not limited to, asbestos, in any building, structure or workplace or on any of the Real Property.

                "ENVIRONMENTAL REPORT" means collectively, the three independent Phase I environmental site assessment reports of the Company's and its Subsidiaries' properties and operations prepared for the Company and Purchaser by Montgomery Watson, each dated February, 1998.

                "ERISA" means Employee Retirement Income Security Act of 1974, as amended.

                "ERISA PLAN" means any Employee Benefit Plan which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, or an "employee welfare benefit plan" as that term is defined in Section 3(1) of ERISA.

                "FCC" means the Federal Communications Commission.

                "FINANCIAL STATEMENTS" means (i) the consolidated audited balance sheets of the Company and each of the Subsidiaries as of December 29, 1996 and December 31, 1995 and, when delivered to Purchaser pursuant to Section 4.06, December 28, 1997 and the related statements of income and cash flows for the periods then ended and (ii) the consolidated unaudited balance sheets of the Company and each of the Subsidiaries as of the end of each fiscal quarter from December 30, 1996 through December 28, 1997 and the related statements of income for the months then ended, and (iii) the monthly financial statements provided to Purchaser pursuant to Section 4.06.

                "GAAP" means generally accepted accounting principles as in effect in the United States consistently applied.

                "GOVERNMENTAL AUTHORITY" means any federal, state, county, local, foreign or other governmental or public agency, instrumentality, commission, authority, board or body.

                "HART-SCOTT ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C.A. ss. 18(a), as amended, and all Laws promulgated thereunder.

                "HAZARDOUS SUBSTANCE" means (i) any hazardous substance, hazardous material, hazardous waste pollutants, contaminants, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any petroleum, petroleum products, or oil.

                "IMPROVEMENTS" means all buildings, structures, fixtures and other improvements included in the Real Property.

                "INTELLECTUAL PROPERTY" means, with the exception of the Option Property, (i) patents and pending patent applications together with any and all continuations, divisions, reissues, extensions and renewals thereof, (ii) trade secrets, know-how, inventions, formulae and processes, whether trade secrets or not, (iii) trade names, trademarks, service marks, logos, assumed names, brand names and all registrations and applications therefor together with the goodwill of the business symbolized thereby, (iv) copyrights and any registrations and applications therefor, (v) technology rights and licenses, and (vi) Computer Software and all other intellectual property owned by, registered in the name of, or used in the business of a Person or in which a Person or its business has any interest.

                "INVENTORY" means all inventories of raw materials, supplies, products, advertising materials, and other inventories.

                "IRS" means the Internal Revenue Service of the United States of America.

                "KNOWLEDGE" or "KNOWN" with respect to the Company, any of the Subsidiaries or any of the Stockholders, means collectively those facts that any of the Company, any of the Subsidiaries, any of its officers and employees listed on Exhibit IX hereto or Alfred C. Eckert, III, after due inquiry, knew or reasonably should have known.

                "LAW" means any code, law, order, ordinance, regulation, rule, or statute of any Governmental Authority.

                "LEASED PERSONAL PROPERTY" means all Personal Property that is not owned by the Company or any of the Subsidiaries that the Company or any of the Subsidiaries either uses or has the right to use.

                "LEASED REAL PROPERTY" means all Real Property that is not owned in fee simple by the Company or any of the Subsidiaries that the Company or any of the Subsidiaries either occupies or uses or has the right to occupy or use.

                "LIABILITY" means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills and checks presented to banks for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute, contingent, liquidated, unliquidated, matured, unmatured or otherwise.

                "LICENSE" means any license, franchise, notice, permit, easement, right, certificate, authorization, approval or filing with any Governmental Authority or court to which any Person is a party or that is or may be binding on any Person or its securities, property or business.

                "LIEN" means any mortgage, lien, security interest, pledge, hypothecation, encumbrance, restriction, reservation, encroachment, infringement, easement, conditional sale agreement, title retention, lease, right of occupancy or other security arrangement, defect of title, adverse right or interest, charge or claim of any nature whatsoever of, on, or with respect to any property or property interest.

                "LITIGATION" means any action, administrative or other proceeding, arbitration, cause of action, claim, complaint, criminal prosecution, inquiry, hearing, investigation (governmental or otherwise), litigation, notice (written or oral) before any Governmental Authority or arbitration, mediation or similar tribunal by any Person alleging potential Liability or requesting information relating to or affecting the Company or any of the Subsidiaries, their respective assets (including, without limitation, Contracts relating to the Company or any of the Subsidiaries), the Business or the transactions contemplated by this Agreement.

                "LOSS" means any and all direct or indirect demands, claims, payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, actions, causes of action, suits, losses, diminution in the value of assets, damages, punitive, exemplary or consequential damages (including, but not limited to, lost income and profits and interruptions of business), liabilities, costs, expenses (including without limitation, (i) interest, penalties and reasonable attorneys' fees and expenses, (ii) attorneys' fees and expenses necessary to enforce rights to indemnification hereunder, and (iii) consultants' fees and other costs of defense or investigation), and interest on any amount payable to a Third Party as a result of the foregoing, whether accrued, absolute, contingent, known, unknown, or otherwise as of the Closing Date or thereafter.

                "MATERIAL" or "MATERIALLY" shall be determined in light of the facts and circumstances of the matter in question; provided, however, that any specific monetary amount cited in this Agreement shall be deemed to determine materiality in that instance.

                "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" means any Material adverse change in or effect on (i) the business, operations, assets, Liabilities, financial condition or results of operations of such Person, including, without limitation, any Material adverse change in the value of the Company or its Subsidiaries, taken as a whole, (ii) the ability of such party to consummate the transactions contemplated by this Agreement or any of the Other Agreements to which it is or will be a party, or (iii) the ability of such party to perform any of its obligations under this Agreement or any of the Other Agreements to which it is or will be a party, if such change or effect Materially impairs the ability of such party to perform its obligations hereunder or thereunder, taken as a whole. If any change, condition or event shall have an adverse effect or a reasonably likely adverse effect of less than $1,000,000, no Material Adverse Change or Material Adverse Effect will be deemed to have occurred. If any change, condition or event shall have an adverse effect or a reasonably likely adverse effect of $1,000,000 or more but less than $7,500,000, no Material Adverse Effect will be deemed to have occurred and the Stockholders shall have the option to either (i) cure such change, condition or event or (ii) reduce the Purchase Price by the amount of the adverse effect caused by such change, condition or event. If any change, condition or event shall have an adverse effect or a reasonably likely adverse effect of $7,500,000 or more, either Purchaser or the Stockholders may terminate this Agreement at their discretion. Neither a Material Adverse Change nor a Material Adverse Effect shall be deemed to result from an adverse change in general economic conditions, industry conditions or general conditions in the markets in which the Company operates. Further, notwithstanding the $1,000,000 threshold contained in the third sentence of this definition, the Stockholders shall cause the Company to use all reasonable efforts to promptly remedy any adverse change, condition or event that causes or is reasonably likely to cause any of the Company's stations to be or go off the air.

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

                "OPTION PROPERTY" means all of the Personal Property subject to Lawrence A. Busse's option to purchase under that certain letter agreement dated the date hereof, 1998 between Mr. Busse and the Company, a correct and complete list of each item of Option Property is contained on Exhibit X.

                "ORDER" means any decree, injunction, judgment, order, ruling, writ, quasi-judicial decision or award or administrative decision or award of any federal, state, local, foreign or other court, arbitrator, mediator, tribunal, administrative agency or Governmental Authority to which any Person is a party or that is or may be binding on any Person or its securities, assets or business (including, in the case of the FCC, a public notice or other written authorization).

                "OTHER AGREEMENTS" means the agreements, documents, assignments and instruments to be executed and delivered by the Company or the Stockholders pursuant to this Agreement.

                "OWNED REAL PROPERTY" means all Real Property other than Leased Real Property.

                "PERMITTED LIENS" means (i) Liens for current real property Taxes not yet due and payable, (ii) non-monetary Liens that do not affect the value or use of any parcel of Real Property, (iii) Liens related to the Company's 11-5/8% Senior Secured Notes due 2000 referred to in Section 1.02 and
(iv) all Special Exceptions (but not General Exceptions) to title contained in the Commitments.

                "PERSON" means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a business association, corporation, general partnership, joint venture, limited partnership, limited liability company, trust, or any person acting in a representative capacity.

                "PERSONAL PROPERTY" means collectively and with the exception of the Option Property all of the personal property or interests therein owned, leased, used or controlled by the Company or any of the Subsidiaries including, without limitation, machinery, tools, equipment (including office equipment and supplies), furniture, furnishings, fixtures (including trade fixtures), vehicles, leasehold improvements, all other tangible personal property other than Inventory (which is specifically excluded from the Personal Property).

                "PREFERRED STOCK" means the $.01 par value per share Series A preferred stock of the Company.

                "PUC LAWS" means public utility commission laws, rules and regulations.

                "PURCHASE PRICE" means the total consideration to be paid to the Stockholders by Purchaser for the purchase of the Stock pursuant to this Agreement and which shall be paid in accordance with Section 1.02 of this Agreement.

                "REAL PROPERTY" means collectively all the real property or interests therein owned, leased, occupied, or used by the Company or any of the Subsidiaries as of the date of this Agreement, together with (i) all rights, easements, tenements, hereditaments, appurtenances, privileges, immunities, mineral rights and other benefits belonging or appertaining thereto which run with said real property and (ii) all right, title and interest, if any, of the Company or any of the Subsidiaries in and to (A) any land lying in the bed of any street, road, avenue, open or proposed, adjoining said real property, (B) any award made or to be made in lieu of the land described in the preceding clause (A), (C) any unpaid award for damage to said real property, and (D) all strips and rights-of-way abutting or adjoining said real property, if any. The

Real Property includes, without limitation, all buildings, structures, fixtures and other improvements located on the land described in the preceding sentence.

                "REGISTRATION RIGHTS AGREEMENT" means that certain Registration Rights Agreement dated May 3, 1995 entered into by the Company and KOLN/KGIN, Inc., as amended.

                "RELATED PERSON" means, with regard to any natural Person, its spouse, parent, sibling, child, aunt, uncle, niece, nephew, in-law, grandparent and grandchild (including by adoption) and any trustees or other fiduciaries for the benefit of such relatives.

                "STOCK" means the Common Stock and the Preferred Stock.

                "SUBSIDIARY" means any of WEAU License, Inc., a Delaware corporation, KOLN/KGIN, Inc., a Delaware corporation, and KOLN/KGIN License, Inc., a Delaware corporation.

                "TAX" or "TAXES" means any federal, state, county, local, foreign and other taxes, assessments, charges, fees, and impositions, including interest and penalties thereon or with respect thereto, whether disputed or not, and including Liabilities relating to unclaimed property.

                "TAX RETURNS" means all returns, reports, filings, declarations and statements relating to Taxes that are required to be filed, recorded, or deposited with any Governmental Authority, including any attachment thereto or amendment thereof.

                "THIRD PARTY" or "THIRD PARTIES" means any Person that is not Purchaser, the Company, the Stockholders, the Subsidiaries or an Affiliate of any of the foregoing.

                "UNDISCLOSED LIABILITIES" means any Liability that is not fully reflected or reserved against in the Financial Statements or fully disclosed in a Schedule to this Agreement.


                                    ARTICLE X
                                  MISCELLANEOUS

                10.01    NOTICES.

                           (a) All notices, requests, demands and other
communications hereunder shall be (i) delivered by hand, (ii) mailed by registered or certified mail, return receipt requested, first class postage prepaid and properly addressed, (iii) sent by national overnight courier service, or (iv) sent by facsimile, graphic scanning or other telegraphic communications equipment to the parties or their assignees, addressed as follows:

        To the Company:          Busse Broadcasting Corporation
                                 141 East Michigan Avenue
                                 Suite 300
                                 Kalamazoo, Michigan 49007
                                 Attention:  Mr. Lawrence A. Busse
                                 Telephone:  (616) 388-8019
                                 Facsimile:  (616) 388-6089
         with copies to:        Winston & Strawn
                                35 West Wacker Drive
                                Chicago, Illinois 60601-9703
                                Attention: Steven J. Gavin, Esquire
                                Telephone:  (312) 558-5600
                                Facsimile:  (312) 558-5700

        To the Stockholders:    SSP, Inc.
                                c/o Greenwich Street Capital Partners, Inc.
                                388 Greenwich Street -- 36th Floor
                                New York, New York 10013
                                Attention:  Mr. Alfred C. Eckert, III
                                Telephone:  (212) 816-9506
                                Facsimile:  (212) 816-0166

         with copies to:        Cadwalader, Wickersham & Taft
                                100 Maiden Lane
                                New York, New York 10038
                                Attn:  Jonathan M. Wainwright, Esquire
                                Telephone:  (212) 504-6122
                                Facsimile:  (212) 504-6666

         and to:                Morgan, Stanley & Co. Incorporated
                                1585 Broadway -- 35th Floor
                                New York, New York 10036
                                Attention:  Mr. Michael F. Wyatt
                                Telephone:  (212) 761-4000
                                Facsimile:  (212) 761-0501

         To Purchaser:          Gray Communications Systems, Inc.
                                4370 Peachtree Road, N.E.
                                Atlanta, Georgia 30319-3099
                                Attention:  Mr. Robert S. Prather, Jr.
                                Telephone:  (404) 266-8333
                                Facsimile:  (404) 261-9607
         with copies to:        Alston & Bird LLP
                                One Atlantic Center
                                1201 West Peachtree Street
                                Atlanta, Georgia 30309-3424
                                Attention:  Stephen A. Opler, Esquire
                                Telephone:  (404) 881-7693
                                Facsimile:  (404) 881-4777

                           (b) All notices, requests, instructions or documents
given to any party in accordance with this Section 10.01 shall be deemed to have been given (i) on the date of receipt if delivered by hand, overnight courier service or if sent by facsimile, graphic scanning or other telegraphic communications equipment or (ii) on the date three (3) business days after depositing with the United States Postal Service if mailed by United States registered or certified mail, return receipt requested, first class postage prepaid and properly addressed.

                           (c) Any party hereto may change its address specified
for notices herein by designating a new address by notice in accordance with this Section 10.01.

                  10.02 ENTIRE AGREEMENT. This Agreement, the Schedules, the Exhibits and the Other Agreements constitute the entire agreement between the parties relating to the subject matter hereof and thereof and supersede all prior oral and written, and all contemporaneous oral negotiations, discussions, writings and agreements relating to the subject matter of this Agreement.


                  10.03 MODIFICATIONS, AMENDMENTS AND WAIVERS. The failure or delay of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect its right to enforce that provision. No single or partial waiver by any party of any condition of this Agreement, or the breach of any term, agreement or covenant or the inaccuracy of any representation or warranty of this Agreement, whether by conduct or otherwise, in any one or more instances shall be construed or deemed to be a further or continuing waiver of any such condition, breach or inaccuracy or a waiver of any other condition, breach or inaccuracy.

                  10.04 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto, and their respective estates, successors, legal or personal representatives, heirs, distributees, designees and assigns, but no assignment shall relieve any party of the obligations hereunder. This Agreement or any portion thereof cannot be assigned by any party without the prior written consent of the other parties hereto; provided, however, that Purchaser may assign this Agreement with the prior written consent of the Company and the Stockholders, to an Affiliate of Purchaser; provided, further, such assignment shall not relieve Purchaser of its obligations hereunder. With respect to such assignments, all representations, warranties, covenants and indemnification rights shall be binding upon, and inure to the benefit of, the assignee or assignees as if such representations, warranties, covenants and indemnification rights were made directly between the original parties to this Agreement.

                10.05 TABLE OF CONTENTS; CAPTIONS; REFERENCES. The table of contents and the captions and other headings contained in this Agreement as to the contents of particular articles, sections, paragraphs or other subdivisions contained herein are inserted for convenience of reference only and are in no way to be construed as part of this Agreement or as limitations on the scope of the particular articles, sections, paragraphs or other subdivisions to which they refer and shall not affect the interpretation or meaning of this Agreement. All references in this Agreement to "Section" or "Article" shall be deemed to be references to a Section or Article of this Agreement.

                  10.06 GOVERNING LAW. This Agreement shall be controlled, construed and enforced in accordance with the substantive Laws of the State of New York, without respect to the Laws related to choice or conflicts of Laws.


                  10.07 PRONOUNS. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.


                  10.08 SEVERABILITY. Should any one or more of the provisions of this Agreement be determined to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as practicable to that of the invalid, illegal or unenforceable provisions.

                  10.09 REMEDIES NOT EXCLUSIVE. Except for the liquidated damages provided for in Section 8.03(a), no remedy conferred by any of the specific provisions of this Agreement is intended to be, nor shall be, exclusive of any other remedy available at law, in equity or otherwise.


                  10.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original; but all of such counterparts shall together constitute one and the same instrument.

                  10.11 INTERPRETATIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Purchaser, the Company, or the Stockholders whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. On the contrary, this Agreement has been reviewed, negotiated and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

                  10.12 EXCLUSIVE REMEDY.. The parties acknowledge and agree that this Agreement shall provide the exclusive remedies of Purchaser, the Stockholders, the Company and the Subsidiaries with respect to the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, on and after the Closing, Purchaser, the Stockholders, the Company and the Subsidiaries hereby waive any statutory, equitable or common law rights or remedies relating to any environmental health and safety matters, including without limitation, any such matters arising under any Environmental , Health and Safety Requirements, the Comprehensive Environmental Response, Compensation and Liability Act or any analogous state law.

                         [SIGNATURES ON FOLLOWING PAGES]

                IN WITNESS WHEREOF, the Company, each of the Stockholders and Purchaser have duly executed this Agreement under seal as of the date first above written.

                         THE COMPANY

                         BUSSE BROADCASTING CORPORATION

                         By:  /s/ James C. Ryan
                                  Name: James C. Ryan
                                  Title: Treasurer


                         THE STOCKHOLDERS

                         SOUTH STREET CORPORATE RECOVERY FUND I, L.P.

                         By: SSP Advisors, L.P., its general partner

                                  By: SSP, Inc., its general partner

                                          By:  /s/ Alfred C. Eckert III
                                                   Name: Alfred C. Eckert III
                                                   Title: President


                         GREYCLIFF LEVERAGED FUND 1993, L.P.

                         By: SSP Partners, L.P., its general partner

                                  By: SSP, Inc., its general partner

                                          By:  /s/ Alfred C. Eckert III
                                                   Name: Alfred C. Eckert III
                                                   Title: President


                         SOUTH STREET LEVERAGED CORPORATE RECOVERY
                         FUND, L.P.

                         By: SSP Partners, L.P., its general partner

                                  By: SSP, Inc., its general partner

                                          By:  /s/ Alfred C. Eckert III
                                                   Name: Alfred C. Eckert III
                                                   Title: President

                         SOUTH STREET CORPORATE RECOVERY FUND I
                         (INTERNATIONAL) L.P.

                         By: Greycliff Partners, its authorized agent

                                  By:  /s/ Alfred C. Eckert III
                                          Name: Alfred C. Eckert III
                                          Title: Partner


                         PURCHASER

                         GRAY COMMUNICATIONS SYSTEMS, INC.

                         By:  /s/ Robert S. Prather, Jr.
                                  Name Robert S. Prather, Jr.
                                  Title: Executive Vice President



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